Exhibit 4.D1
                                                             EXECUTION COPY










                  AMENDED AND RESTATED LOAN PURCHASE AGREEMENT
                               (Existing Program)

                                   Dated as of

                                January 30, 1998

                                     Between

                             UNITED RESOURCES, INC.
                                    as Seller

                              UNITED GROCERS, INC.
                                  as Guarantor

                                       And

                       NATIONAL CONSUMER COOPERATIVE BANK
                                    as Buyer









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                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
                                    Article I

                                   DEFINITIONS
                                   -----------

SECTION 1.01   Defined Terms.............................................    1
SECTION 1.02   General Principles Applicable to Definitions..............   16
SECTION 1.03   Accounting Terms..........................................   16

                                   Article II

                                 THE COMMITMENT
                                 --------------

SECTION 2.01   Loans Sold and Purchased as of Effectiveness Date;
               Agreement to Purchase and Sell Loans......................   17
SECTION 2.01A  Incremental Purchase......................................   20
SECTION 2.02   Agreement to Accept Renewal Notes.........................   21

                                Article III

                 CLOSING PROCEDURE; CONDITIONS TO PURCHASE
                 -----------------------------------------

SECTION 3.01   Payment...................................................   22
SECTION 3.02   Acceptance -Renewal Loans.................................   22
SECTION 3.03   Effective Date for each Purchase..........................   22
SECTION 3.04   Buyer's Conditions Precedent to Acceptance................   22
SECTION 3.05   Additional Delivery Requirements for Effectiveness Date...   25
SECTION 3.06   Seller's Conditions Precedent to Sale.....................   27

                                ARTICLE IV


                      REPRESENTATIONS AND WARRANTIES
                      ------------------------------

SECTION 4.01   Seller's corporate Representations and Warranties.........   28
SECTION 4.02   Seller's Closing Date Representations and
               Warranties with respect to Loans..........................   32
SECTION 4.03   Seller's Renewal Date Representations and Warranties......   39
SECTION 4.04   Buyer's Representations and Warranties....................   40
SECTION 4.05   Repurchase Upon Breach of Certain Representations and
               Warranties................................................   40

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                                 ARTICLE V

                         SERVICING AND COLLECTIONS
                         -------------------------

SECTION 5.01   Servicing and Collections.................................   42
SECTION 5.02   Documentation and Servicing; Maintenance of System
               and Lien Priority.........................................   42
SECTION 5.03   Lockboxes.................................................   43
SECTION 5.04   Payment of Guaranty Fees; Anticipated Payments and
               Other Amounts.............................................   43
SECTION 5.05   Applicable Rate...........................................   43
SECTION 5.06   Computation and Payment of Guaranty Fees..................   44
SECTION 5.07   Access to Certain Documentation and Certain Information
               Regarding the Loans.......................................   45

                                ARTICLE VI

                            SELLER'S COVENANTS
                            ------------------

SECTION 6.01   Covenants.................................................   46
SECTION 6.02   Special Covenant of Seller................................   51

                               ARTICLE VIII

                          GUARANTOR AND GUARANTY
                          ----------------------

SECTION 7.01   Guarantor's Guaranty and Repurchase Guaranty;
               Security Interest.........................................   53
SECTION 7.02   Guarantor Representations and Warranties..................   53
SECTION 7.03   Covenants of Guarantor....................................   56
SECTION 7.04   Grant of Security Interest................................   65

                               ARTICLE VIII

                 SELLER OBLIGATIONS AND REPURCHASE OPTIONS

SECTION 8.01   Purchase of Interest Rate Protection......................   68
SECTION 8.02   Optional Repurchase of Defaulted Loans and after
               Obligor Default...........................................   68
SECTION 8.03   Minimal Balances..........................................   68
SECTION 8.04   Retransfer of Loans.......................................   69

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                                   ARTICLE IX

                               TERMINATION EVENTS
                               ------------------

SECTION 9.01   Termination Events........................................   70
SECTION 9.02   Consequences of Termination Event.........................   72
SECTION 9.03   Remedies of a Secured Party...............................   72

                                 ARTICLE X


                               MISCELLANEOUS

SECTION 10.01  Further Assurances........................................   74
SECTION 10.02  Indemnities...............................................   74
SECTION 10.03  No Waiver: Remedies Cumulative............................   75
SECTION 10.04  Governing Law.............................................   75
SECTION 10.05  Consent to Jurisdiction: Waiver of Immunities.............   75
SECTION 10.06  Notices...................................................   75
SECTION 10.07  Assignment................................................   75
SECTION 10.08  Capital Markets Funding...................................   76
SECTION 10.09  Severability..............................................   76
SECTION 10.10  Attorney's Fees...........................................   76
SECTION 10.11  Setoff....................................................   76
SECTION 10.12  Limitation on Third Party Beneficiaries...................   76
SECTION 10.13  Entire Agreement; Amendment...............................   77
SECTION 10.14  Headings..................................................   77
SECTION 10.15  Term of Agreement.........................................   77
SECTION 10.16  Counterparts..............................................   77


Exhibit A     - Information re: Corporate Names of Seller and
                Guarantor
Exhibit B     - Form of Notice of Assignment
Exhibit C     - Form of Renewal Note
Exhibit D     - Form of Monthly Report
Exhibit E     - Credit and Collection Policies
Exhibit F     - Information Regarding Litigation, etc.
Exhibit G     - Form of Purchase Notice for Incremental Purchase
Exhibit H     - Form of Officers' Certificate of Seller
                (Incremental Purchase)
Exhibit I     - Form of Officers' Certificate of Guarantor
                (Incremental Purchase)
Exhibit J     - Permitted Lockboxes and Lockbox Banks

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Schedule I    -  Loan Schedule
Schedule II   -  Exception Loans
Schedule III  -  Loans Secured by Real Property
Schedule IV   -  Promissory Notes and Other Obligations

                              AMENDED AND RESTATED
                              --------------------
                             LOAN PURCHASE AGREEMENT
                             -----------------------
                               (EXISTING PROGRAM)
                               ------------------


                  This AMENDED AND RESTATED LOAN PURCHASE AGREEMENT (Existing Program) is executed as of January 30, 1998 between UNITED RESOURCES, INC., an Oregon corporation, as seller ("United Resources" or "Seller"), UNITED GROCERS, INC., an Oregon corporation, as guarantor ("United Grocers" or "Guarantor") and NATIONAL CONSUMER COOPERATIVE BANK, a financial institution organized under the laws of the United States ("Buyer").

                                    RECITALS

                  WHEREAS, Seller, Guarantor and Buyer entered into a certain Loan Purchase and Servicing Agreement dated as of May 13, 1994 and certain amendments thereto as of July 15, 1994, September 28, 1995 and December 30, 1996 (as amended, the "Original Agreement") which provides for (i) United Resources to sell and Buyer to purchase Loans satisfying the terms and conditions of the Original Agreement, (ii) United Resources to service the Loans sold to Buyer and
(iii) United Grocers to provide certain guaranties with respect to such Loans;

                  WHEREAS, United Resources, United Grocers and Buyer desire to make a number of significant changes to the Original Agreement;

                  WHEREAS, United Resources, United Grocers and Buyer have determined to enter into this Amended and Restated Loan Purchase Agreement (Existing Program) (this "Agreement") to reflect and govern such changed program; and

                  WHEREAS, Buyer currently owns Loans purchased under the Original Agreement and may purchase additional Loans pursuant to the terms and conditions set forth in this Agreement.

                  The parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01. Defined Terms. The following terms, as used herein, have the following meanings:

                  "Affiliate" shall mean, with respect to a Person, any other Person (or group of related Persons) which (i) directly or indirectly controls, is controlled by or is under common control with, such Person, or (ii) directly or indirectly owns more than 5% of such Person's voting stock, or (iii) is a director or officer of such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether

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through the ownership of voting securities, by contract or otherwise.

                  "Aggregate Exposure" shall mean, for any Obligor Group, an amount, without duplication, equal to the sum of (i) the aggregate Principal Balance of all Loans with respect to which any member of such Obligor Group is an Obligor or Loan Guarantor and (ii) the aggregate outstanding principal amount of all promissory notes and evidences of indebtedness which are owed or guaranteed by any member of the related Obligor Group to or for the benefit of Buyer or which give the Buyer exposure to the credit of any member of the related Obligor Group.

                  "Anticipated Payment" shall have the meaning given in Section 5.04.

                  "Applicable Rate" shall mean during each Interest Accrual Period, a per annum rate of 150 basis points in excess of LIBOR determined on the related LIBOR Determination Date, each calculated on the basis of actual days elapsed and a 360-day year.

                  "Available Funds" shall mean Collections, Principal Prepayments, Payaheads, Net Liquidation Proceeds, Insurance Proceeds, Guaranty Payments and Repurchase Proceeds.

                  "Bank Act" shall mean the National Consumer Cooperative Bank Act, 12 U.S.C. ss.ss. 3001-3051, and any regulations and policies adopted thereunder.

                  "Business Day" shall mean any day other than Saturday, Sunday and a day on which banks in Portland, Oregon or Washington, D.C. are authorized to close.

                  "Buyer" or "NCB" shall mean National Consumer Cooperative Bank, a financial institution organized under the laws of the United States, and its Successors and assigns.

                  "Capital Leases" means all leases which shall have been, or in accordance with U.S. GAAP, should be recorded as capital leases.

                  "Carry-Forward Amount" shall mean, with respect to any Payment Date, the excess, if any, of the Anticipated Payment for the preceding Payment Date over the amount of Available Funds actually paid to Buyer on the preceding Payment Date, plus interest on such excess, to the extent permitted by law, at the Applicable Rate.

                  "Cash Flow Ratio" shall mean, with respect to any Obligor Group, at any date and for the period reflected in the related Obligor Group Financial Statements, the consolidated ratio (expressed as a percentage) of (a) EBITDA to (b) Cash Interest Expense plus CPLTD; provided that if the Obligor Group has taken on new debt which is not reflected on the Obligor Group

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Financial Statements, or if a new loan has been approved but not yet funded, the denominator of the ratio will be adjusted to account for the CPLTD of the new debt or loan and related interest expense.

                  "Cash Interest Expense" shall mean, for any period, gross interest expense for such period determined in accordance with U.S. GAAP.

                  "Closing Date" shall mean the date of each Incremental
Purchase.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Collateral" shall mean all or any portion of the collateral, whether real or personal, tangible or intangible, or otherwise, pledged by any Obligor or Loan Guarantor to secure repayment of its Loan and the related Note (other than Seller's capital stock and patronage dividends).

                  "Collateral Coverage Ratio" shall mean, with respect to any Obligor Group, as of any date, as evidenced by Obligor Group Financial Statements, the consolidated ratio (expressed as a percentage) of (a) the value of all Collateral, to (b) the aggregate Principal Balance of all Loans for such Obligor Group. For purposes of determining value, furniture, fixtures and equipment of a retail grocery store will be valued at 3.5 times the respective store's average weekly sales net of any prior Liens, as evidenced on the related Obligor Group Financial Statements. For purposes of determining value, inventory located in Oregon or Washington will be net of any inventory against which there are prior Liens and will be valued at book value as reflected on the related Obligor Group Financial Statements or a more recent physical inventory valuation by Seller. For purposes of determining value, inventory located in California will be net of any inventory against which there are prior Liens and be valued at ninety percent of book value as reflected on the related Obligor Group Financial Statements or a more recent physical inventory valuation by Seller. For purposes of determining value, real estate will be net of any real estate against which there are prior Liens and will be valued at either (i) the assessed value, as shown on the local assessor's lists, established no earlier than 9 months before the date of the Incremental Purchase by Buyer hereunder or
(ii) the value established by an MAI appraisal dated no earlier than 9 months before the date of the Incremental Purchase by Buyer hereunder, provided that real estate Collateral will be valued at $0.00 if neither full Minimum Documentation nor Standard Documentation is delivered with respect to such Collateral for the purpose of making the representation in Section 4.02 (oo) hereof, the calculation of Collateral Coverage Ratio shall be modified as provided in Section 4.02 (oo).



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                  "Collections" shall mean any and all amounts received from or on behalf of the obligors in respect of Loans and related Notes or Related Documents during any applicable Due Period regardless of how received and including, without limitation, receipt of Monthly Payments and payments from guarantors.

                  "Consolidated Net Worth" shall mean, with respect to any Person, as of any date of determination, the consolidated balance sheet "net worth" of such Person determined in accordance with U.S. GAAP.

                  "Consolidated Tangible Net Worth" shall have the meaning set forth in Section 7.03 (q) hereof.

                  "Controlled Group" means, with respect to any Person, all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which together with such Person are treated as a single employer under Section 414 (b) or 414 (c) of the Code.

                  "CPLTD" shall mean, with respect to any Person, for any period, that portion of such Person's long-term Debt (that is, Debt with a term of greater than one year) which matures and is due and payable within such period.

                  "Credit and Collection Policy" means, with respect to Seller, the credit, collection, enforcement and other policies and practices of Seller, relating to Loans, related Notes and Related Documents existing on the date hereof and as set forth in Exhibit E hereto, as the same may be modified from time to time with the consent of Buyer, which consent will not be unreasonably withheld.

                  "Credit Agreement" shall mean the secured lending facility dated as of September 15, 1997, by and among United Grocers, the Credit Providers and Bank of America National Trust and Savings Association, as Administrative Agent for the Credit Providers.

                  "Credit Providers" shall mean the financial institutions party to the Credit Agreement.

                  "Cut-Off Date" shall mean the first (1st) day of the month in which each Incremental Purchase occurs.

                  "Debt" of any Person means at any date, without duplication,
(i) all items of indebtedness or liability (except capital, surplus, deferred credits and reserves, as such) which, in accordance with U.S. GAAP, would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date as of which indebtedness is determined, (ii) indebtedness secured by any Lien, whether or not such indebtedness shall have been assumed, (iii) any other indebtedness or liability for borrowed money or for the deferred purchase price of property or services for which such person is

                                       4
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directly or contingently liable as obligor, guarantor, or otherwise, or in respect of which such Person otherwise assures a creditor against loss, and (iv) any other obligations of such Person under Capital Leases. For all purposes of this Agreement, the Debt of any Person shall include all recourse Debt of any partnership or joint venture formed as a partnership where such Person is a general partner or is otherwise liable for the Debt of such partnership or joint venture.

                  "Defaulted Loan" shall mean, as of any date, a Loan with respect to which any of the following has occurred: (a) there has occurred an Obligor Default with respect to such Loan and such Obligor Default has been continuing for a period of 10 days, or (b) the Obligor under such Loan has sought protection under the United States Bankruptcy Code or is the subject of an involuntary bankruptcy.

                  "Due Date" shall mean the day of the month on which the Monthly Payment is due from the Obligor on a Loan.

                  "Due Period" shall mean, with respect to any Payment Date, the calendar month preceding the month in which such Payment Date occurs.

                  "EBITDA" means, for any Person, for any period, the consolidated net income (or net loss) of such Person for such period as determined in accordance with U.S. GAAP, plus (a) the sum of (i) depreciation expense, (ii) amortization expense, (iii) Cash Interest Expense plus the amount of amortized debt discount deducted in determining Cash Interest Expense and fees, (iv) total income tax expense, and (v) extraordinary or unusual losses (and other after-tax losses on sales of assets outside of the ordinary course of business and not otherwise included in U.S. GAAP extraordinary or unusual losses), less (b) the sum of (i) extraordinary or unusual gains (and other after tax gains on sales of assets outside of the ordinary course of business and not otherwise included in U.S. GAAP extraordinary or unusual gains) of the Person for such period and (ii) the net income (or loss) of any Person that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or distributions paid to such Person.

                  "Effectiveness Date" shall mean January 30, 1998.

                  "Eligible Loan" shall mean a Loan as to which each applicable representation and warranty in Section 4.2 is true and accurate on the applicable Closing Date.

                  "Environmental Laws" means all federal, state and local statutes, regulations, ordinances, and requirements, now or hereafter in effect, pertaining to environmental protection, contamination or cleanup, including without limitation (i) the Federal Resource Conservation and Recovery Act of 1976 (42 U.S.C. ss. 6901, et seq.), (ii) the Federal Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9601 et seq.), (iii) the Federal Hazardous Materials Transportation Control Act (49 U.S.C. ss. 1801, et seq.), (iv) the Federal Clean Air Act (42 U.S.C. ss. 7401, et seq.), (v) the Federal Water Pollution Control Act, Federal Clean Water Act (33 U.S.C. ss. 1251 et seq.), (vi) the Federal Insecticide, Fungicide, and Rodenticide Act, Federal Pesticide Act (7 U.S.C. ss. 136, et seq.), (vii) the Federal Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), and (viii) the Federal Safe Drinking Water Act (42 U.S.C. ss. 300f et seq.), all as now or hereafter amended.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "Full Recourse Loan" shall mean any Loan that is an Eligible Loan as to which Seller has received at least 12 Monthly Payments of principal.

                  "Government Approval" means an approval, permit, license, authorization, certificate or consent of any Governmental Authority.

                  "Governmental Authority" means the government of the United States or any State or any foreign country or any political subdivision of any thereof or any branch, department, agency, instrumentality, court, tribunal or regulatory authority which constitutes a part or exercises any sovereign power of any of the foregoing.

                  "Guaranty" shall mean the first loss guaranty of Liquidation Losses provided by Guarantor in accordance with Section 7.01(a) of this Agreement.

                  "Guaranty Amount" shall mean, at any time, an amount equal to
(a) the sum of (i) twenty percent (20%) of the Principal Balance of each Loan, minus (b) all amounts previously remitted or paid hereunder by Guarantor to Buyer pursuant to the Guaranty, the Holdback Guaranty or the New Origination Guaranty; provided, however, that at no time shall the Guaranty Amount be less than the sum of the Purchase Price of the sum of the three largest Loans or the sum of the three largest Aggregate Exposures, whichever is greater at such time.

                  "Guaranty Collateral" shall mean the collateral in which the Guarantor grants a security interest in favor of the Buyer pursuant to Section 7.04(a) hereof.

                  "Guaranty Fee" shall have the meaning given in Section 5.06 of this Agreement.

                  "Guaranty Payments" shall mean the amounts paid by Guarantor to Buyer pursuant to the Guaranty or the Repurchase Guaranty, as applicable.

                  "Guarantor" shall mean United Grocers, Inc., an Oregon corporation, and its Successors and assigns.

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
                  "Hazardous Substances" means any substance or material defined or designated as hazardous or toxic waste, hazardous or toxic material, a hazardous, toxic or radioactive substance, or other similar terms, by any federal, state or local environmental statute, regulation or ordinance presently in effect, including but not limited to the Environmental Laws.

                  "Holdback Guaranty" shall mean the Guaranty provided by the Guarantor pursuant to Section 2.1(a) of the Holdback Guaranty Agreement.

                  "Holdback Guaranty Agreement" shall mean the Amended and Restated Guaranty Agreement (Holdback Program) dated as of January 30, 1998, by and between United Grocers, as guarantor, and NCB, as the same may be further amended or supplemented from time to time.

                  "Holdback Guaranty Amount" shall mean the "Guaranty Amount" available under the Holdback Guaranty Agreement.

                  "Holdback Loan Purchase Agreement" shall mean the Amended and Restated Loan Purchase Agreement (Holdback Program) dated as of January 30, 1998, by and between United Resources, as seller, and NCB, as buyer, as the same may be further amended or supplemented from time to time.

                  "Incremental Purchase" shall have the meaning ascribed to such term in Section 2.01A hereof.

                  "Insurance Proceeds" shall mean proceeds paid by any insurer pursuant to any insurance policy covering a Loan or Collateral, including but not limited to title, hazard, life, health and/or accident insurance policies.

                  "Interest Accrual Period" shall mean, with respect to each Payment Date, the period commencing on the first day of the month preceding such Payment Date and ending on the last day of the month of such Payment Date, except that, with respect to the first Payment Date hereunder, the initial Interest Accrual Period shall commence on the Effectiveness Date.

                  "LIBOR" shall mean, for any Interest Accrual Period, the reserve-adjusted London interbank rate for one-month Euro-Dollar deposits determined by Buyer for each Interest Accrual Period in accordance with the provisions of Section 5.05.

                  "LIBOR Determination Date" shall mean the second Business Day prior to the commencement of each Interest Accrual Period.

                  "Lien" means for any Person, any security interest, pledge, mortgage, charge, assignment, hypothecation, encumbrance, attachment, garnishment, execution or other voluntary or involuntary lien upon or affecting the revenues of such Person or any real or personal property in which such Person has or hereafter acquires any interest.

                  "Liquidated Loan" shall mean any Defaulted Loan as to which NCB has determined that all amounts which it reasonably and in good faith expects to recover have been recovered from or on account of such Loan; provided, however, that a Defaulted Loan which has not been determined to have become a Liquidated Loan within three months after becoming a Defaulted Loan shall be deemed to be a Liquidated Loan on the third month anniversary date of such Loan becoming a Defaulted Loan. A Loan deemed a Liquidated Loan shall be due and payable on the date on which such Loan so deemed.

                  "Liquidation Losses" shall mean, with respect to any Liquidated Loan, on any date of determination, the amount by which (A) the sum of (i) the Principal Balance of such Loan, (ii) accrued and unpaid interest thereon at the Applicable Rates and (iii) unreimbursed reasonable fees and expenses incurred by NCB in servicing the liquidation of such Defaulted Loan, exceeds (B) the Net Liquidation Proceeds and Insurance Proceeds thereon, if any.

                  "Liquidation Proceeds" shall mean, cash, other than Insurance Proceeds, and any other amounts received in connection with the liquidation of Defaulted Loans and related Collateral, whether through trustee's sale, foreclosure sale or otherwise.

                  "Loan" shall mean each loan originated by Seller in the ordinary course of its business and transferred (in its entirety or through a participation interest therein) to Buyer pursuant to this Agreement, together with the rights and obligations of a holder thereof, payments thereon and proceeds therefrom, the Loans originally subject to this Agreement being identified on the Loan Schedule. "Loan" shall include any Renewal Loan or Rays' Loan accepted by Buyer under this Agreement. "Loan" shall also include a Loan sold and transferred by Seller under the Original Agreement and owned by Buyer on the Effectiveness Date.

                  "Loan File" means the documents pertaining to a Loan, including the related Note and Related Documents delivered to Buyer or its agent in accordance with Section 2.01 of this Agreement in connection with the sale of the Loan by Seller and the Renewal Note and Related Documents delivered to Buyer pursuant to Section 2.02 of this Agreement.

                  "Loan Guarantor" shall mean any Person who (i) guarantees an Obligor's payment and/or other obligations under any Loan, (ii) co-signs, or is a co-maker on, the related Note, or (iii) otherwise supports, either in a primary or secondary position, an Obligor's obligations with respect to a Loan, the related Note or other Related Documents.

                  "Loan Interest Rate" shall mean, with respect to any date of determination, the then applicable annual rate of

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interest borne by a Loan, pursuant to its terms, which, as of the applicable
Closing Date, is shown on the Loan Schedule.

                  "Loan Schedule" shall mean, the schedule of Loans, delivered by Seller to Buyer at the time of each Incremental Purchase, such schedule identifying each Loan to be purchased in such Incremental Purchase by the name and address of the Obligor (and, if different from such address, the location of the grocery store to which such Loan relates) and setting forth as to each Loan the following information: (i) the Principal Balance as of the close of business on the applicable Closing Date, (ii) if a participation interest in such Loan is being purchased hereunder, the percentage participation interest being purchased, (iii) the account number on Seller's records, (iv) the original principal amount of the Loan, (v) the date the Loan was made and original number of months to maturity and original amortization period, in months, (vi) the Loan Interest Rate as of the applicable Cut-Off Date and whether fixed or variable,
(vii) when the first Monthly Payment was due, (viii) the Monthly Payment as of the applicable Cut-Off Date, (ix) the remaining number of months in the amortization period as of the applicable Cut-Off Date, (x) amortization method and period, (xi) if the Loan has a variable Loan Interest Rate, the margin which is added to the Prime Rate to determine the Loan Interest Rate, and the maximum and minimum Loan Interest Rates, if applicable, (xii) whether such Loan is a Preferred Loan, Standard Loan or Full Recourse Loan, (xiii) the Aggregate Exposure which relates to such Loan, (xiv) with respect to the related Obligor Group, the Cash Flow Ratio and the Collateral Coverage Ratio as of the applicable Cut-Off Date, (xv) whether such Loan has Renewal Loan provisions, and
(xvi) whether such Loan is secured by real estate Collateral. The Loan Schedule shall be supplemented on the date of each Incremental Purchase to include the Loans purchased on such date and shall be amended to reflect in the pool of Loans sold hereunder including Renewal Loans and Purchased Loans.

                  "MAI" shall mean Member of the American Institute of Real Estate Appraisers.

                  "Minimum Documentation" means, with respect to a Loan secured by real estate Collateral, (i) a certification of Seller as to the assessed value of the related mortgaged property (which certification shall be based on a tax assessment dated no later than 9 months before the Closing Date on which such Loan first purchased by Buyer), (ii) a completed environmental questionnaire in the form prescribed by Seller and acceptable to Buyer, and
(iii) copies of any title search or report prepared by an attorney or title company relating to the mortgaged property.

                  "Maximum Purchase Amount" shall mean $28,750,000, unless otherwise increased or reduced by the parties hereto.

                  "Monthly Interest Amount" shall have the meaning given in
Section 5.05.

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                  "Monthly Payment" shall mean the monthly payment of principal and/or interest required to be made by an Obligor on the related Loan pursuant to the terms of the related Note.

                  "Multiemployer Plan" shall mean, for any Person, a "multiemployer plan" as defined in Section 4001(a) (3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by such Person or any member of a Controlled Group on behalf of its employees and which is covered by Title V of ERISA.

                  "Net Liquidation Proceeds" shall mean Liquidation Proceeds net of (i) any reimbursements to Buyer made therefrom for any expenses incurred in liquidating Loans and (ii) amounts required to be released to the related Obligor pursuant to applicable law.

                  "New Origination Guaranty" shall mean the "Guaranty" provided by Guarantor in accordance with the New Origination Guaranty Agreement.

                  "New Origination Guaranty Agreement" shall mean the Guaranty Agreement (New Origination Program) dated as of January 30, 1998, by and between Guarantor and NCB, as the same may be amended from time to time.

                  "New Origination Guaranty Amount" shall mean the "Guaranty Amount" available under the New Origination Guaranty Agreement.

                  "New Origination Loan Agreement" shall mean the Loan Origination and Purchase Agreement dated as of January 30, 1998, by and between United Resources, as Seller, and NCB, as buyer, as the same may be amended and supplemented from time to time.

                  "Note" shall mean any promissory note evidencing the indebtedness of an Obligor under a Loan, and shall include a Renewal Note accepted by Buyer under this Agreement.

                  "Notice of Assignment" shall mean a Notice of Assignment executed by Seller in substantially the form of the annexed Exhibit B.

                  "Obligor" shall mean the Person or Persons primarily obligated to repay the Loan and the indebtedness evidenced by the related Note including, without limitation, all Persons executing such Note (regardless of whether they have also executed all subsequent extension agreements relating to such Note).

                  "Obligor Default" shall mean (a) the failure by a Obligor to pay when due (whether a Monthly Payment, at maturity, upon required prepayment, acceleration, demand or otherwise) the Loan and the indebtedness evidenced by related Note or any Related Document, or any interest or premium thereon which failure continues after the applicable grace period, if any, failure continues after the applicable grace period, if any, specified in such Note or Related Document relating to such Loan; or (b) the failure by an Obligor to perform any term or covenant on its part to be performed under any Loan, related Note or Related Document which failure continues after the applicable grace period, if any, specified in the Note or Related Document, if the effect of such failure to perform is to accelerate or to permit the acceleration of the maturity of the indebtedness evidenced by such Note or Related Document; or (c) the occurrence of an event or condition whereby the indebtedness related to the Loan of any Obligor shall be declared to be due and payable or required to be prepaid (other than by regularly scheduled required prepayment) prior to the stated maturity thereof.

                  "Obligor Group" shall include an Obligor and any of its Affiliates and Subsidiaries.

                  "Obligor Group Financial Statements" shall mean the balance sheets and related statements of income and retained earnings prepared in accordance with U.S. GAAP which shall be prepared by an accounting service and signed by appropriate officers of the Obligor Group. For purposes of ratio determination, the financial statements reflecting the most recent fiscal year's results will be used, provided that if such financial statements reflect a period ended more than nine months earlier, an interim statement covering at least two quarters' results shall be used.

                  "Original Agreement" shall have the meaning given in the Recitals hereto.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                  "Payaheads" shall mean, with respect to a Due Period, any amounts received on a Loan in excess of the Monthly Payment due on the Due Date relating to such Due Period which does not constitute either a Principal Prepayment or payment with respect to an overdue amount. Payaheads are payments of principal for purposes of this Agreement.

                  "Payment Date" shall mean the twenty second (22nd) day of each calendar month unless such day is not a Business Day, in which event, "Payment Date" shall mean the next succeeding Business Day.

                  "Pension Plan" means, for any Person, an "employee pension benefit plan" (as such term is defined in ERISA) from time to time maintained by such Person, any Subsidiary of such Person, or a member of the Controlled Group of such Person.

                  "Permitted Lockbox" shall mean a post office box or other mailing location identified on Exhibit J to this Agreement maintained by a Permitted Lockbox Bank for the purpose of receiving payments made by the Obligors or such other post office box or mailing location as Buyer may designate from time to time.

                  "Permitted Lockbox Bank" shall mean a bank identified on Exhibit J to this Agreement or such other bank as Buyer may designate from time to time.

                  "Person" means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

                  "Plan" shall mean, for any Person, at any time, an employee pension benefit plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by such Person, any Subsidiary of such Person, or any member of a Controlled Group for employees of such Person or any member of such Controlled Group or (ii) maintained pursuant to collective bargaining agreement or other arrangement under which more than one employer makes contributions and to which such Person or any member of a Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

                  "Preferred Loan" shall mean any Loan which is an Eligible Loan and which falls into either of the following categories: (i) the Obligor Group related thereto has a Collateral Coverage Ratio of at least 110% and a Cash Flow Ratio of at least 100%; or (ii) (a) the Obligor Group related thereto has a Collateral Coverage Ratio and Cash Flow Ratio of at least 85% each and a combined Collateral Coverage Ratio and Cash Flow Ratio of at least 240%, and (b) the Obligor Group related thereto has a Consolidated Tangible Net Worth greater than $0.00.

                  "Primary Collateral" shall mean that portion of the Collateral in which Seller had, prior to the sale and assignment hereunder, first priority perfected security interests.

                  "Prime Rate" shall mean the "Prime Rate" from time to time published in the "Money Rates" section of the Wall Street Journal; provided, however, that if such rate is not published in the Wall Street Journal, the Prime Rate shall be a substantially comparable index selected by Seller and approved by Buyer.

                  "Principal Balance" shall mean, with respect to any Loan, at any date of determination, (i) the principal balance of the Loan (or if a participation interest in such Loan is being purchased hereunder, the product of
(a) the percentage participation interest specified with respect to such Loan in the Loan Schedule times (b) the principal balance of the Loan) outstanding as of the applicable Cut-Off Date, after application of the principal payments received on or before such date, minus (ii) the sum of (a) the principal portion of the Monthly Payments received during each Due Period ending prior to the most recent

Payment Date, which were distributed pursuant to Section 5.04 on any previous Payment Date, and (b) all Principal Prepayments, Payaheads, Insurance Proceeds, Net Liquidation Proceeds, Guaranty Payments, payments under the Holdback Guaranty, the New Origination Guaranty and Repurchase Proceeds to the extent applied by the Servicer as recoveries of principal in accordance with the provisions hereof, which were distributed pursuant to Section 5.04 on any previous Payment Date.

                  "Principal Prepayment" shall mean any payment or other recovery of principal on a Loan equal to the Principal Balance thereof, received in advance of the final scheduled Due Date which is intended to satisfy a Loan in full. Principal Prepayment shall also include, with respect to a Loan that has provisions for renewal, all or any portion of the Principal Balance of the related Note that is greater than the Renewal Balance, if any.

                  "Private Placement Agreement" means any agreement currently existing or hereafter entered into by Guarantor for the private placement of debt securities issued by Guarantor.

                  "Prior Note" shall have the meaning given in the definition of "Renewal Note".

                  "Property" shall mean the Loans, the related Notes, Related Documents, Collateral pledged to secure the Loans, and other rights, title and interest of Seller conveyed and sold pursuant to Section 2.01(a) or conveyed and accepted by Buyer pursuant to Section 3.02 hereof.

                  "Purchase Price" shall have the meaning given in Section 3.01.

                  "Rating Agency" shall mean Standard & Poor's Corporation, Moody's Investors Service, Inc., or any Successor of either, or any other nationally-recognized rating agency.

                  "Rays' Loan" shall mean certain loans relating to the Rays'/C&K Market sold by United Resources to NCB pursuant to the Holdback Loan Purchase Agreement and repurchased by United Resources pursuant to Section 7.04 of the Holdback Loan Purchase Agreement after any such Rays' Loan satisfies the Loan eligibility requirements set forth in Section 4.02 of this Agreement.

                  "Related Documents" shall mean with respect to each Loan and related Note, a loan agreement, a security agreement, a mortgage, an assignment of lease and all other documents, instruments or assignments (including amendments or modifications thereof) executed by the Obligor or other Person on Obligor's behalf in respect of such Loan and related Note, including, without limitation, general or limited guaranties.

                  "Renewal Balance" shall mean for each Renewal Note, the Principal Balance evidenced thereby on its Renewal Date.

                  "Renewal Date" shall have the meaning given in the definition of "Renewal Note."

                  "Renewal Loan" shall mean a loan evidenced by a Renewal Note.

                  "Renewal Note" shall mean a Note accepted by Buyer (i) which is substantially in the form of the annexed Exhibit C (ii) which is executed by all of the Obligors and Loan Guarantors of a note related to a Loan previously sold to Buyer ("Prior Note") which Prior Note was to be paid in full on the date the Renewal Note first becomes effective ("Renewal Date"); (iii) which evidences an obligation to repay a principal amount equal to or less than the principal amount required to be paid by the Obligor under the Prior Note on the Renewal Date; (iv) which provides for monthly principal payments in amounts not less than the monthly principal payments required pursuant to the terms of the Prior Note; (v) which provides that on and after the first Renewal Date after the purchase by Buyer hereunder, the related Loan will fully amortize over the remaining term to maturity; and (vi) which remains subject to and secured by all of the Related Documents applicable to the Prior Note (as the same may be amended and restated by the terms of the Renewal Note).

                  "Repurchase Amount" shall mean the amount set forth as such in
Section 2.01(e).

                  "Repurchase Guaranty" shall mean the guaranty of Seller's repurchase obligation provided by the Guarantor pursuant to Section 7.01(b) hereof.

                  "Repurchased Loans" shall mean all Loans repurchased by or on behalf of Seller, whether through a payment of Repurchase Proceeds by Seller pursuant to Sections 2.01(e), 2.02(c), 3.02, 4.05, 8.02, 8.03 and 9.02, or
through a payment by the Guarantor on its Repurchase Guaranty pursuant to
Section 7.01(b).

                  "Repurchase Proceeds" shall mean the amounts received from Seller with respect to a Repurchased Loan.

                  "Responsible Officer" shall mean when used with respect to Buyer, Guarantor or Seller, the chairman of the Board of Directors, any vice chairman of the Board of Directors, the chairman of the executive committee, any vice chairman of the executive committee, the president, any vice president (whether or not designated by numbers or words added before or after the title "vice president"), the secretary, the treasurer, any assistant treasurer, or any other officer or assistant officer of Buyer, Guarantor or Seller customarily performing functions similar to those performed by the Persons who at the time shall be such officers, respectively.

                  "Security Documents" shall have the meaning given in the Credit Agreement.

                  "Seller" shall mean United Resources, Inc., an Oregon corporation, and its Successors and assigns.

                  "Senior Funded Debt" has the meaning given in Section 7.03(k) hereof.

                  "Standard Loan" shall mean any Loan (i) that is an Eligible Loan and (ii) with respect to which the product of the related Obligor Group's Cash Flow Ratio and Collateral Coverage Ratio is at least equal to 100%.

                  "Standard Documentation" means, with respect to a Loan secured by real estate Collateral, (i) an MAI appraisal dated no later than 9 months before the Closing Date on which such Loan first purchased by Buyer, (ii) a Phase I environmental survey (except that for real estate Collateral which is residential property, an environmental questionnaire in the form prescribed by Seller acceptable to Buyer is acceptable) and (iii) originals of all title insurance policies relating to the mortgaged property.

                  "Subordinated Debt" means, with respect to any Person, as of any date of determination, Total Funded Debt which by its terms provides that no payments or distributions may be made thereon or in respect thereto at any time when a Termination Event or default has occurred and is continuing hereunder or under any other agreement, document or instrument providing for repayment of any Total Funded Debt (other than such Subordinated Debt) or for the payment by such Person of the purchase price of tangible property.

                  "Subsidiary" means with respect to any Person, any corporation, limited liability company or partnership directly or indirectly controlled by such Person. For the purposes of this definition, "controlled by" shall mean the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Subsidiary, whether through the ownership of voting securities, by contract or otherwise.

                  "Successor" means, for any corporation or banking association, any successor by merger or consolidation, or by acquisition of substantially all of the assets of the predecessor.

                  "Termination Date" shall mean the first date on which (i) all Loans shall have been paid in full or, (ii) all Loans shall have been repurchased by or on behalf of Seller pursuant to Section 2.01(e), 2.02(c), 3.02, 4.05, 7.01(b), 8.02, 8.03 or 9.02.

                  "Termination Event" shall have the meaning given in Section 9.01.

                  "Total Capitalization" means, for any Person, as of any date of determination, the sum of (i) the consolidated balance sheet "members equity" of such Person determined in accordance with U.S. GAAP and (ii) Total Funded Debt.

                  "Total Funded Debt" means for any Person (i) all indebtedness or liability of such person, without duplication, for borrowed money and all indebtedness or liability for borrowed money secured by a Lien on the assets of such Person, whether or not such indebtedness or liability has been assumed by such Person, (ii) all indebtedness and liability of such Person for Capital Leases and (iii) all indebtedness or liability for borrowed money or for Capital Leases for which such Person is directly or contingently liable as obligor, guarantor, or otherwise, or in respect of which such Person otherwise assures a creditor against loss.

                  "Total Funded Debt Ratio" means, for any Person, at any time, the ratio of such Person's Total Funded Debt to Total Capitalization.

                  "Unfunded Vested Liability" shall mean, with respect to any Person and any Plan, at any time, the amount (if any) by which (a) the present value of all vested nonforfeitable benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of such Person, any Subsidiary or any member of the Controlled Group to the PBGC of the Plan under Title IV of ERISA.

                  "U.S. GAAP" has the meaning specified in Section 1.03.

                  SECTION 1.02 General Principles Applicable to Definitions. Definitions given in Section 1.01 shall be equally applicable to both singular and plural forms of the terms therein defined and references herein to "he" or "it" shall be applicable to Persons whether masculine, feminine or neuter. References herein to any document including, without limitation, this Agreement, a Loan, a Note, an Assignment and a Related Document shall be deemed a reference to such document as it now exists, and as, from time to time hereafter, the same may be amended.

                  SECTION 1.03 Accounting Terms. Except as otherwise provided herein, accounting terms not specifically defined shall be construed, and all accounting procedures shall be performed, in accordance with generally accepted United States accounting principles ("U.S. GAAP") consistently applied.

                               [End of Article I]

                                   ARTICLE II

                                 THE COMMITMENT
                                 --------------

                  SECTION 2.01 Loans Sold and Purchased as of Effectiveness Date; Agreement to Purchase and Sell Loans. (a) Seller and buyer acknowledge that prior to the Effectiveness Date, under the terms of the Original Agreement, Seller did assign, sell, set-over, transfer and otherwise convey, and Buyer did purchase Loans and that such Loans and related property identified on the Loan Schedule are owned by Buyer as of the Effectiveness Date. At the time of each Incremental Purchase pursuant to Section 2.01A hereof, Seller does hereby assign, sell, set-over, transfer and otherwise convey to Buyer, without recourse (but subject to Seller's covenants, representations, warranties and indemnities specifically provided herein), all of Seller's right, title and interest in, to and under (i) each Loan purchased on the date of such Incremental Purchase and any and all monies of whatsoever nature (payable upon the occurrence of any event) payable pursuant to each such Loan after the applicable Cut-Off Date, including payments on the related Note, all Insurance Proceeds, any Net Liquidation Proceeds, other Collections, and any other amounts payable in connection with the termination of such Loan, (ii) all rights, powers, and remedies of Seller under or in connection with each such Loan, whether arising under the terms of such Loan, by statute, at law or in equity, or otherwise arising out of any default by the Obligor under such Loan, including all rights to exercise any election or option or to make any decision or determination or to give or receive any notice, consent, approval or waiver thereunder, (iii) all security interests and lien rights of Seller in each item of Collateral pledged to secure any such Loan, all additions, alterations, accessions or modifications thereto or replacement of any part thereof, and all intangibles and other rights associated with the Collateral, (iv) all rights of Seller under each Related Document, in each case as the same may be modified, amended, supplemented or restated from time to time, (v) all documents of title, books and records concerning the foregoing property (including all computer programs, tapes, disks and related items containing any such information), and (vi) all proceeds, products, rents or profits of the foregoing of any nature whatsoever, including all Insurance Proceeds and Net Liquidation Proceeds (with each Renewal Loan, related Renewal Note and Related Documents conveyed by Seller and accepted by Buyer pursuant to Section 3.02 hereof, collectively, the "Property"). The foregoing transfer, sale, assignment and conveyance does not constitute and is not intended to result in the creation, or an assumption by Buyer, of any obligation of Seller or any other Person in connection with any Loan, the related Note, Related Documents or Collateral or under any agreement or instrument relating thereto, including any obligation to any Obligor.

                  (b) In connection with each transfer, sale and assignment of Loans, Buyer hereby directs Seller to deliver to the Buyer as of the date of each Incremental Purchase the Loan Files with respect to the Loans transferred and sold on the date of each such Incremental Purchase, which shall include, but not be limited to, the following:

                           (i) the original Notes, endorsed by Seller as follows: "Pay to the order of National Consumer Cooperative Bank, without recourse" and signed by a Responsible Officer of Seller, with all prior and intervening endorsements showing a complete chain of endorsement from the originator to Seller, if Seller was not the originator, together with all originals or copies of Renewal Notes in Seller's possession;

                           (ii) executed original counterparts of the Related Documents, together with executed originals of all modifications or amendments thereof;

                           (iii) irrevocable power of attorney of Seller to Buyer to execute, deliver, file, record or otherwise deal with the Collateral for the Loans in accordance with this Agreement;

                           (iv) documents evidencing or related to any insurance policies; and

                           (v) with respect to Loans secured by mortgages on real property, Buyer shall have received (A) either: (i) the original mortgage, with evidence of recording thereon, (ii) a copy of the mortgage certified as a true copy by a Responsible Officer of Seller where the original has been transmitted for recording until such time as the original is returned by the public recording officer or duly licensed title or escrow officer or (iii) a copy of the mortgage certified by the public recording office in those instances where the original recorded mortgage has been lost; (B) either: (i) the original assignment of mortgage from Seller endorsed as follows: "National Consumer Cooperative Bank," with evidence of recording thereon (provided, however, that where permitted under the laws of the jurisdiction wherein the mortgaged property is located, the assignment of mortgage may be effected by one or more blanket assignments for Loans secured by mortgaged properties located in the same county), or
         (ii) a copy of such assignment of mortgage certified as a true copy by a Responsible Officer of Seller where the original has been transmitted for recording (provided, however, that where the original assignment or mortgage is not being delivered to Buyer, each such Responsible Officer may complete one or more blanket certificates attaching copies of one or more assignments of mortgage relating to the mortgages originated by Seller); and (C) either: (i) originals of all intervening assignments, if any, showing a complete chain of title from the originator to Seller, including warehousing assignments, with evidence of recording thereon if such assignments were recorded, (ii) copies of any assignments certified as true copies by a Responsible Officer of Seller where the originals have been submitted for recording until such time as the originals are returned by the public recording officer, or (iii) copies of any assignments certified by the public recording office in any instances where the original recorded assignments have been lost; and (D) either: (i) with respect to all Loans which are secured by real estate Collateral, available Minimum Documentation or Standard Documentation.

                  (c) In addition, concurrently with or prior to each Incremental Purchase, Seller agrees to cause any UCC-1 financing statements, UCC-3 assignments or other instruments necessary to perfect the ownership or security interests granted and assigned by Seller to Buyer in the Loans and other Property transferred and sold on the date of each such Incremental Purchase (other than UCC-1 financing statements naming the Obligors under the Loans as debtors) to be filed or recorded in all such appropriate places as are required to protect Buyer's interest in such Loans and such other Property, and to deliver a file-stamped copy of such financing statements or other evidence of such filings to Buyer. Seller and Buyer agree that with respect to each Loan, Related Document and item of Primary Collateral, Seller will make all filings and take all such other actions necessary to perfect Buyer's first priority security interest therein, and, with respect to each item of Collateral which is not Primary Collateral, Seller will make all filings and take all such other actions necessary to perfect Buyer's security interest therein to the same level of priority enjoyed by Seller at the time of the Incremental Purchase of the related Loan.

                  (d) It is the intention of the parties to this Agreement that each conveyance of Seller's right, title and interest in and to the Property pursuant to this Agreement shall constitute a purchase and sale and not a loan. If, notwithstanding the foregoing, the conveyance of the Property to Buyer hereunder is characterized by any third party as a pledge, the parties intend that Seller shall be deemed hereunder to have granted to Buyer a first priority perfected security interest in all of Seller's right, title and interest in, to and under the Loans, the Notes, the related Collateral and Related Documents, and all monies due or to become due with respect thereto after the applicable Cut-Off Date, and that this Agreement shall constitute a security agreement under applicable law.

                  (e) If Buyer determines that any document or documents constituting a part of a Loan File are missing or defective (that is, mutilated, damaged, defaced, incomplete, improperly dated, clearly forged or otherwise physically altered) with respect to any Loan in any respect which materially and adversely affects the interests of Buyer, then Buyer shall promptly notify Seller, whereupon Seller shall have a period of 30 days, within which to correct or cure any such defect. If any such material defect has not been corrected or cured in all material respects as described below, notwithstanding any other provision of this Agreement, Seller will repurchase the related Loan from Buyer at a price equal to the sum (without duplication) of (i) the difference between (A) the Principal Balance of such Loan and (B) the aggregate of the principal portion of the Monthly Payments then received and retained by Buyer (after taking into account any payment of principal made by the related Obligor on such day), plus (ii) an amount equal to the interest accrued at the applicable Loan Interest Rate on such Repurchased Loan through the last day of the Due Period during which such repurchase occurs, to the extent such amount was not previously received during such Due Period from the Obligor as a Monthly Payment (the "Repurchase Amount"). The Repurchase Amount shall be paid by Seller to Buyer in immediately available funds by the last day of the Due Period during which such repurchase obligation arises and, upon receipt by Buyer of such deposit, Buyer shall release or cause to be released to Seller the related Loan Files and shall execute and deliver or cause to be executed and delivered such instruments of transfer or assignment of such Loan, the security interest in the related Property, in each case without recourse, representation or warranty, as Seller shall reasonably request (as shall be prepared by and at the expense of Seller).

                  SECTION 2.01A Incremental Purchase. (a)Prior to the Effectiveness Date, in accordance with the provisions of the Original Agreement, Seller sold and Buyer purchased Loans and Property related thereto. Subject to the terms and conditions hereof, Seller may at any time on and after the Effectiveness Date and prior to February 28, 1998 (or such later date as is approved by Buyer) sell to Buyer and Buyer shall purchase from Seller certain identified Loans and Property related thereto. Each sale and purchase of Loans under the Original Agreement and hereunder is referred to as an "Incremental Purchase"; no Incremental Purchase shall be for a principal amount of less than $1,000,000 (or such lesser amount as is approved by Buyer) (other than the final Incremental Purchase which may be in such lesser amount as agreed to by Buyer) and that Buyer shall not be obligated to make an Incremental Purchase (or any portion thereof) to the extent such Purchase (or any portion thereof), together with the aggregate Principal Balance of all Loans purchased in previous Incremental Purchases, would exceed the Maximum Purchase Amount.

                  (b) Subject to the terms and conditions hereof (other than the payment of any fees and expenses relating to such Incremental Purchase), Buyer hereby agrees to make one or more Incremental Purchases of Rays' Loans having an aggregate Principal Balance of not more than $2,000,000.

                  (c) Seller shall provide Buyer with written notice of its intention to request an Incremental Purchase in the form of Exhibit G hereto no later than ten (10) Business Days before each Incremental Purchase and shall provide Buyer with at least five (5) Business Days to review the Loan Files relating to each Incremental Purchase. Upon satisfaction of all terms and conditions contained herein, Buyer shall pay to Seller the Purchase Price of each Incremental Purchase on the applicable Closing Date.

                  SECTION 2.02 Agreement to Accept Renewal Notes. (a) Subject to the terms and conditions of this Agreement, including delivery of the Renewal Notes and satisfaction of the other delivery and filing requirements set forth in Section 2.01 hereof no later than five (5) Business Days before the applicable Renewal Date, and upon at least 30 days' written notice from Seller, Buyer agrees to accept on any Renewal Date such Renewal Loans as Seller shall have caused Obligors of the related Prior Notes to execute and deliver.

                  (b) The parties to this Agreement intend that the conveyance of each Renewal Loan and related Property by Seller and acceptance thereof by Buyer shall constitute a purchase and sale and not a loan.

                  (c) If any document or documents constituting part of a Loan File relating to a Renewal Loan are missing or defective as described in Section 2.01(e) hereof, Buyer shall have the same rights against Seller as provided in such Section 2.01(e).

                               [End of Article II]

                                   ARTICLE III

                    CLOSING PROCEDURE; CONDITIONS TO PURCHASE
                    -----------------------------------------

                  SECTION 3.01 Payment. Buyer shall pay in immediately available funds to Seller, on or before 12:00 noon Washington, D.C. time, on each Closing Date, the sum of 100% of the Principal Balance of each Loan sold by Seller to Buyer on such Closing Date (each such sum, collectively, the "Purchase Price").

                  SECTION 3.02 Acceptance - Renewal Loans. For each Loan with provisions for renewal on a Renewal Date, no later than thirty (30) days before the Renewal Date for such Loan, Seller shall provide Buyer with a notice that
(i) identifies the Loan and related Note by original dated date, face amount, Loan Interest Rate, and name of Obligor, (ii) identifies the Renewal Date of such Loan, and (iii) states whether all or any part of the Principal Balance of such Loan will be renewed on the Renewal Date, and if the Loan is to be renewed, the anticipated Renewal Balance. No later than five (5) Business Days before the Renewal Date for any Loan to be renewed, Seller shall deliver to Buyer the Renewal Note and other documents required by Section 2.01 hereof. On the applicable Renewal Date for any Loan which is to be renewed, Buyer shall, subject to satisfaction of the delivery requirements of Section 2.02 and the conditions set out in Section 3.04, accept a Renewal Note from Seller (in lieu of receiving the Renewal Balance) as payment in full of a portion of the Outstanding Balance of the Prior Note equal to the Renewal Balance. In the event that Seller has caused a Renewal Note to be executed but the conditions precedent to acceptance thereof set out in Section 3.04 have not been satisfied or waived by the Renewal Date, Seller shall on such Renewal Date repurchase such Renewal Loan on the same terms as stated in Section 2.01(e).

                  SECTION 3.03 Effective Date for each Purchase. Each sale made pursuant to Sections 2.01 and 2.01A of the Original Agreement was effective, and each sale made pursuant to Sections 2.01 and 2.01A of this Agreement shall be effective, and all right, title and interest in the Loans and the related Property so sold passed or shall pass, as applicable, to Buyer at such time as Buyer shall pay the Purchase Price in respect thereof due on the applicable Closing Date.

                  SECTION 3.04 Buyer's Conditions Precedent to Acceptance. The obligation of Buyer to pay the Purchase Price on each Closing Date and to accept the Renewal Loans and Notes on any applicable Renewal Date is subject to the fulfillment on such Closing Date or Renewal Date, as the case may be, of each of the following conditions (relating only to the Loans purchased or renewed on each such Date):

                  (a) Buyer shall have received the original Notes or Renewal Notes, as the case may be, and such Notes shall have been duly endorsed by Seller without recourse or warranty except as provided herein, and of the Related Documents;

                  (b) Buyer shall have received the original executed counterpart of the loan agreement, security agreement and other Related Documents with respect to each Loan (or, to the extent more than one original counterpart exists, all original executed counterparts of such agreements and Related Documents that are in the possession of Seller or any of its Affiliates), and each such Document shall be in a form reasonably satisfactory to Buyer;

                  (c) Buyer shall have received a duly executed Notice of Assignment in the form annexed hereto as Exhibit B addressed to each Obligor of a Note related to a Loan;

                  (d) With respect to Loans secured by mortgages on real property, Buyer shall have received (A) either: (i) the original mortgage, with evidence of recording thereon, (ii) a copy of the mortgage certified as a true copy by a Responsible Officer of Seller where the original has been transmitted for recording until such time as the original is returned by the public recording officer or duly licensed title or escrow officer or (iii) a copy of the mortgage certified by the public recording office in those instances where the original recorded mortgage has been lost; (B) either: (i) the original assignment of mortgage from Seller endorsed as follows: "National Consumer Cooperative Bank," with evidence of recording thereon (provided, however, that where permitted under the laws of the jurisdiction wherein the mortgaged property is located, the assignment of mortgage may be effected by one or more blanket assignments for Loans secured by mortgaged properties located in the same county), or (ii) a copy of such assignment of mortgage certified as a true copy by a Responsible Officer of Seller where the original has been transmitted for recording (provided, however, that where the original assignment of mortgage is not being delivered to Buyer, each such Responsible Officer may complete one or more blanket certificates attaching copies of one or more assignments of mortgage relating to the mortgages originated by Seller); and (C) either: (i) originals of all intervening assignments, if any, showing a complete chain of title from the originator to Seller, including warehousing assignments, with evidence of recording thereon if such assignments were recorded, (ii) copies of any assignments certified as true copies by a Responsible Officer of Seller where the originals have been submitted for recording until such time as the originals are returned by the public recording officer, or (iii) copies of any assignments certified by the public recording office in any instances where the original recorded assignments have been lost; and (D) with respect to all Loans which are secured by real estate Collateral, all available Standard Documentation or Minimum Documentation;

                  (e) Seller has, or on the applicable Closing Date will have,
(1) a first priority perfected security interest in each item of Primary Collateral, free from any Lien, security interest, encumbrance or other right, title or interest of any Person, and (2) a perfected security interest in each other item of Collateral, subject to the prior Liens existing on, and identified to and approved by Buyer on the applicable Closing Date. Seller shall, on the applicable Closing Date, transfer its security interest in the Collateral subject to the rights of the holder of title in and to the Collateral and of the Obligors in the Collateral under the Loans, related Notes and Related Documents (and in the case of Collateral which is not Primary Collateral, holders of prior Liens), and Seller, as agent for Buyer, shall defend Buyer's security interest in and to the Collateral related to any Loan against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to that of obligors or Buyer;

                  (f) On each applicable Closing Date, at least 90% the Collateral securing each Loan must consist of Primary Collateral;

                  (g) Buyer shall have received Uniform Commercial Code financing statements on Form UCC-3 executed by Seller as "Assignor" evidencing the assignment to Buyer by Seller of all security interests in personal property, arising in favor of Seller under the Related Documents, on the Collateral relating to the Loans (other than security interests in Seller's capital stock and patronage dividends) in form and content sufficient for filing with the applicable location for central filing in the state where the related form UCC-1 is filed;

                  (h) Buyer shall have received Assignments of Deeds of Trust executed by Seller as "Assignor" evidencing the assignment to Buyer by Seller of all security interests in real property arising in favor of Seller under the Related Documents in form and content sufficient for filing in the real property recording districts in which such real property is located;

                  (i) Buyer shall have received evidence reasonably satisfactory to Buyer that the security interests arising in favor of Seller under the Related Documents and the Collateral therein described (other than Seller's capital stock and patronage dividends) have been duly perfected by the filing of all such Uniform Commercial Code financing statements and the taking of all such other or additional acts as may be necessary to create a valid and perfected Lien enforceable against all third parties in all jurisdictions to secure each Obligor's respective obligations to Seller under the Loans, related Notes and Related Documents and evidence reasonably satisfactory to Buyer;

                  (j) Buyer shall have received evidence reasonably satisfactory to Buyer that the security interests arising in its favor under this Agreement in the Loans, related Notes, related Collateral, the Related Documents and the proceeds thereof has been duly perfected by the filing of all such Uniform Commercial Code financing statements and the taking of all such other or additional acts as may be necessary to create a valid and perfected lien of first priority enforceable against all third parties (other than prior lien holders in the case of Collateral which is not Primary Collateral) in all jurisdictions to secure all of Seller's obligations to Buyer;

                  (k) No Termination Event, and no event which with the giving of notice or passage of time or both would constitute a Termination Event shall have occurred and be continuing, and a Responsible Officer of Seller shall have so certified to Buyer in writing;

                  (l) Each representation and warranty of Seller set forth in
Section 4.01, 4.02 or 4.03 shall be true and correct in all material respects, and a duly Responsible Officer of Seller shall have so certified to Buyer in writing in substantially the form of Exhibit H hereto;

                  (m) Each representation and warranty of Guarantor set forth in
Section 7.02 hereof shall be true and correct in all material respects, and a duly Responsible Officer of Guarantor shall have so certified to Buyer in writing in substantially the form of Exhibit I hereto;

                  (n) Buyer shall have received the revised or supplemented Loan Schedule and other Schedules required by this Agreement and they shall be in a form reasonably acceptable to Buyer;

                  (o) Buyer shall have received from Seller financial and other documentation supporting Seller's calculation of Cash Flow Ratio and Collateral Coverage Ratio with respect to each Obligor Group having an Aggregate Exposure as of such Closing Date of $250,000 and greater;

                  (p) Seller shall have paid or provided for the payment of all fees and expenses, including Buyer's out-of-pocket expenses and the fees of Buyer's counsel, incurred in selling the Loans pursuant to this Agreement; and

                  (q) The Guaranty Amount shall not have been reduced to zero.

                  SECTION 3.05 Additional Delivery Requirements for Effectiveness Date. The obligation of Buyer to perform any of its obligations under this Agreement shall be further subject to satisfaction of each of the following delivery requirements on the Effectiveness Date (or on the date specified below) to the reasonable satisfaction of Buyer:

                  (a) Buyer shall have received amendments to the Uniform Commercial Code financing statements filed in connection with the Original Agreement on Form UCC-3 naming Buyer as "Secured Party" and executed by Seller as "Debtor" covering the Loans and Related Property sold and to be sold under this

Agreement (by reference to the Loan Schedules attached to this Agreement), in form and content sufficient for filing in the appropriate offices in the States of Oregon, Washington and California;

                  (b) Buyer shall have received an opinion of counsel for Seller dated such date and in a form reasonably acceptable to Buyer;

                  (c) Buyer shall have received an opinion of Counsel for Guarantor dated such date and in a form reasonably acceptable to Buyer;

                  (d) Buyer shall have received in form and substance reasonably satisfactory to it a certified copy of a resolution adopted by the Board of Directors of Seller, authorizing the execution, delivery and performance of this Agreement, together with evidence of the authority and specimen signatures of the persons who have signed this Agreement and such other evidence of corporate authority as Buyer may reasonably require;

                  (e) Buyer shall have received in form and substance reasonably satisfactory to it, a certified copy of a resolution adopted by the Board of Directors of Guarantor, authorizing the execution, delivery and performance of this Agreement;

                  (f) Buyer shall have received officers' certificates from Seller and Guarantor in forms reasonably acceptable to Buyer;

                  (g) Buyer shall have received an executed counterpart of a certain amended and restated Subordination Agreement in which United Grocers, Inc. agrees to subordinate its interest in the Collateral (other than patronage and stock) securing the Loans to the interest of Seller therein;

                  (h) Buyer shall have received Exhibit A containing information relating to the corporate and "doing business" names of Seller and Guarantor in the States of Oregon, Washington and California;

                  (i) Buyer shall have received duly executed counterparts of the Holdback Loan Purchase Agreement and the Holdback Guaranty Agreement, each dated as of the date hereof, together with opinions of counsel to United Resources and United Grocers to the effect that such Agreements are the legal, valid and binding obligations of United Resources and United Grocers, as applicable enforceable against both such parties in accordance with their respective terms;

                  (j) Buyer shall have received duly executed counterparts of the New Origination Loan Agreement and the New Origination Guaranty Agreement, each dated the date hereof, together with an opinion of counsel to United Grocers to the effect that such Agreements are the legal, valid and binding obligations of United Grocers, enforceable against United Grocers in accordance with their respective terms;

                  (k) Buyer shall have received a Loan Schedule listing all of the Loans sold by Seller and purchased by Buyer under the Original Agreement and owned by Buyer as of the Effectiveness Date;

                  (l) Buyer shall have received certified copies of requests for information or copies (Form UCC-11) (or a similar search report certified by parties acceptable to Buyer) dated a date reasonably near the Effectiveness Date listing all effective financing statements which name Seller or Guarantor as debtor and which are filed in jurisdictions in which the filings were made pursuant to item (a) above, together with copies of such financing statements (none of which shall cover any Loans and Related Property);

                  (m) Buyer shall have received executed copies of the Credit Agreement and Security Documents; and

                  (n) Buyer shall have received a receipt-stamped acknowledgement copy of a Uniform Commercial Code financing statements on Form UCC-1 naming Buyer as "Secured Party" (subordinate to Credit Providers) and executed by Guarantor as "Debtor" covering the Guaranty Collateral, from the appropriate offices in the State of Oregon.

                  SECTION 3.06. Seller's Conditions Precedent to Sale. The obligation of Seller to sell Loans on each Closing Date shall be subject to the fulfillment of each of the following conditions on such Closing Date to the reasonable satisfaction of Seller:

                  (a) Seller shall have received the Purchase Price as provided in Section 3.01; and

                  (b) Each representation and warranty of Buyer set forth in
Section 4.04 shall be true and correct in all material respects, and a duly authorized officer of Buyer shall have so certified to Seller in writing.

                              [End of Article III]

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

                  SECTION 4.01 Seller's corporate Representations and Warranties. Seller represents and warrants to Buyer as of the Effectiveness Date, as of each Closing Date and as of any Renewal Date as follows:

                  (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oregon, is doing business only under the corporate and "doing business as" names listed in Exhibit A hereto, and is qualified to do business in each other jurisdiction where the conduct of its business or the ownership of its properties requires such qualification, and has full corporate power, authority and legal right to carry on its business as presently conducted, to own and operate its properties and assets, to execute, deliver and perform this Agreement and to sell the Loans and related Property.

                  (b) The execution, delivery and performance by Seller of this Agreement and any assignment, the endorsement the Notes and the sale of any Loans, related Notes and Related Documents and the security interest in the related Collateral hereunder have been duly authorized by all necessary corporate action of Seller, do not require any shareholder approval or the approval or consent of any trustee or the holders of any Debt of Seller, except such as have been obtained (certified copies thereof having been delivered to Buyer), do not contravene any law, regulation, rule or order binding on it or its Articles of Incorporation or Bylaws and do not contravene the provisions of or constitute a default under any indenture, mortgage, contract or other agreement or instrument to which Seller is a party or by which Seller or any of the Loans, related Notes or Related Documents may be bound or affected.

                  (c) No Government Approval or filing or registration with any Governmental Authority is required for the making and performance by Seller of this Agreement or any assignment or the endorsement of the Notes or in connection with the sale of the Loans and related Property contemplated hereby, except such as have been heretofore obtained and are in full force and effect (certified copies thereof having been delivered to Buyer).

                  (d) This Agreement has been duly executed and delivered by Seller and constitutes, and any assignment and any endorsement of a Note when duly executed and delivered will constitute, the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

                  (e) Except as described in Exhibit F hereto, there are no actions, proceedings, investigations, or claims against or affecting Seller now pending before any court, arbitrator or other Governmental Authority (nor to the knowledge of Seller has any thereof been threatened nor does any basis exist therefor) which if determined adversely to Seller would be likely to (i) have a material adverse effect on the financial condition or operations of Seller, (ii) have a material adverse effect on Seller's ability to perform its obligations under this Agreement, or (iii) impair or defeat the Buyer's security interest in any of the Property conveyed pursuant to this Agreement. With respect to the litigation described in Exhibit F hereto, a determination in such litigation that is materially adverse to Seller or Guarantor would not have a material adverse effect on the financial condition or operations of Seller or on Seller's ability to perform its obligations under this Agreement, and would not impair the Buyer's security interest in the Property.

                  (f) The consolidated balance sheet of Seller and its Affiliates and Subsidiaries as at September 27, 1996, and the related statements of income and retained earnings of Seller and its Affiliates and Subsidiaries for the fiscal year then ended, copies of which have been furnished to Buyer, fairly present the financial condition of Seller and its Affiliates and Subsidiaries as at such date and the results of operations of Seller and its Affiliates and Subsidiaries for the period then ended, all in accordance with U.S. GAAP consistently applied. Since that date, there has been no material adverse change in the financial condition or operations of Seller or any of its Subsidiaries or Affiliates.

                  (g) Seller has good and marketable title to each of the properties and assets reflected in its balance sheet referred to in Section 4.01(f) except such as have been since sold or otherwise disposed of in the ordinary course of business or in accordance with Section 6.01(i) hereof.

                  (h) Neither Seller nor any of its Subsidiaries or Affiliates is in material breach of or default under any agreement or agreements to which it is a party or which are binding on it or any of its assets and which provide for the payment of monies, the delivery of goods or the provision of services in amounts or with values in the aggregate in excess of One Million Dollars ($1,000,000).

                  (i) The present value of all benefits vested under all Pension Plans did not, as of the most recent valuation date of such Pension Plans, exceed the value of the assets of the Pension Plans allocable to such vested benefits by an amount which would represent a potential material liability of Seller and its consolidated subsidiaries or affect materially the ability of Seller to perform this Agreement; no Plan or trust created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 or Section 2003(a) of ERISA) which could subject such Plan or any other Plan, any trust created thereunder, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust to the tax or penalty on prohibited transactions imposed by Section 502 or Section 2003(a) of ERISA; no Pension Plan or trust created thereunder has been terminated, and there have been no "reportable events" (as that term is defined in Section 4043 of ERISA) since the effective date of ERISA; no Pension Plan or trust created thereunder has incurred any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) whether or not waived, since the effective date of ERISA; the required allocations and contributions to Pension Plans will not violate Section 415 of the Code; and Seller has no withdrawal liability to any trust created pursuant to a multi-employer pension or benefit plan and would not be subject to any withdrawal liability in excess of One Million Dollars ($1,000,000) if it withdrew from any such plan or if its participation therein were otherwise terminated.

                  (j) Uniform Commercial Code financing statements have been duly filed in all places where filing is necessary and all other or additional acts have been taken as are necessary to perfect Buyer's interests arising hereunder and under the assignments in and to the Loans and related Property and the lien created hereby constitutes a valid and perfected lien of first priority in and to all of the Loans and related Property (other than in Collateral which is not Primary Collateral, in which case Buyer has only such interest as Seller had and disclosed to Buyer on the applicable Closing Date and other than Seller's security interest in its capital stock and patronage dividends) and is enforceable against all third parties (other than third parties whose interests in Collateral which is not Primary Collateral are prior to Seller's interests therein on the applicable Closing Date) in all jurisdictions as security for all obligations of Seller to Buyer under this Agreement.

                  (k) Seller has good and marketable title to the Loans and related Notes designated for sale to Buyer hereunder, the Related Documents and the proceeds thereof, free and clear of all liens and encumbrances and Seller has not transferred in any manner whatever to any Person (other than Buyer) and has not created or permitted any lien, pledge, charge, security interest, ownership interest, participation interest or any other interest of any nature whatever (other than in favor of Buyer) in respect of the Loans, the related Notes, the Related Documents or the proceeds thereof.

                  (l) Seller's chief executive offices and the offices where such Seller keeps records concerning the Loans and related Property are located at 6433 S.E. Lake Road, Portland, Oregon or such other location to which such offices are moved pursuant to Section 6.01(m) hereof.

                  (m) This Agreement, the financial statements referred to in
Section 4.01(f) and all other instruments, documents, certificates and statements furnished to Buyer by Seller, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.

                  (n) To the best of Seller's knowledge, all properties of Seller and each Subsidiary of Seller and Seller's and such Subsidiary's use thereof comply in all material respects with zoning and use restrictions and with applicable laws and regulations relating to the environment including, without limitation, the Environmental Laws. Without limiting the foregoing to the best of Seller's knowledge, no Hazardous Substances have been generated, manufactured, refined, transferred, stored, treated, transported, handled, managed, discharged or disposed of, whether by Seller or, by any other Person onto, upon, over, beneath or from any real property owned by Seller or other premises owned, leased, operated, used or held at any time by Seller (collectively, the "Premises") or any of the ground water beneath the Premises which in any fashion might result in the Buyer incurring or suffering at any time any loss, liability, damages, or obligations including liability for cleanup and recovery costs and expenses. To the best of Seller's knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents or actions at or in connection with the Premises or any of the ground water beneath the Premises which could reasonably be expected to interfere with or prevent continued compliance with any laws or regulations pertaining to underground storage tanks or any other Environmental Laws or give rise to any legal liability or otherwise from the basis of any claim, action, suit, proceedings, hearing or investigation against or affecting Seller under the Environmental Laws. To the best of Seller's knowledge, there has been no disposal from the Premises by Seller or any other Person directly or indirectly of any Hazardous Substances to, on or in any site currently listed or formally proposed to be listed on the National Priorities List under Superfund or any site listed on any priority cleanup list compiled by any Governmental Authority. Seller will not be (and to the best of Seller's knowledge, has not been) involved in any operations at or near the Premises which operations when conducted in accordance with applicable law could lead to: (a) the imposition of liability under Environmental Laws on borrower or any subsequent owner of the Premises or (b) the creation of a Lien on the Premises under Environmental Laws or under any similar laws or regulations.

                  (o) Seller has filed all tax returns and reports required of it, has paid all taxes which are due and payable, and has provided adequate reserves for payment of any tax the payment of which is being contested. The charges, accruals and reserves on the books of Seller and each Subsidiary of Seller in respect of taxes for all fiscal periods to date are accurate. There are no questions or disputes between Seller or any of its Subsidiaries and any Governmental Authority with respect to any taxes except as disclosed in the balance sheet referred to in Section 4.01(f) hereof or otherwise disclosed to the Buyer in writing prior to the date of this Agreement.

                  (p) Neither Seller nor any Subsidiary of Seller is in violation of or subject to any contingent liability on account of any laws, statutes, rules, regulations and orders of any Governmental Authority. Neither Seller nor any Subsidiary of Seller is in material breach of or default under any agreement of which it is a party or which is binding on it or any of its assets.

                  (q) Neither Seller nor any Subsidiary of Seller is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Federal Reserve Regulation U), and no part of the proceeds of any Purchase Price will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any other purpose that violates the applicable provisions of an Federal Reserve Regulation. Seller will furnish to Buyer on request a statement conforming with the requirements of Regulation U.

                  (r) Seller and each of its Subsidiaries owns or possesses all the patents, mask works, trade secrets, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and rights with respect to the foregoing necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others except as disclosed in writing to Buyer prior to the date of this Agreement.

                  (s) Seller is "eligible" to borrow from NCB under the provisions of the Bank Act.

                  SECTION 4.02 Seller's Closing Date Representations and Warranties with respect to Loans. Seller represents and warrants to Buyer as of each Closing Date with respect to Loans transferred and sold on such Closing Date as follows:

                  (a) The information with respect to each Loan set forth in the Loan Schedule, together with any documentation supporting such information, is true and correct;

                  (b) With respect to each Loan, there exists only one original Note. Such original Note and all of the other original or certified documentation set forth in Sections 2.01 and 3.03 (including all material documents related thereto) have been or will be delivered to Buyer on the applicable Closing Date;

                  (c) Each Loan was originated in the United States and Monthly Payments on such Loan are payable in U.S. Dollars by an Obligor domiciled in the United States;

                  (d) Each Note will have a Loan Interest Rate that is either
(i) a fixed rate of at least 7.5% per annum (except for those Loans listed on Schedule II hereto (as the same may be supplemented upon subsequent Incremental Purchases) which shall have fixed Loan Interest Rates of at least 5.99% or (ii) a variable rate based on the Prime Rate, adjusted either monthly or semi-annually, plus at least 100 basis points;

                  (e) Immediately prior to the transfer and assignment herein contemplated, Seller held good and indefeasible title to, and was the sole owner of, each Loan conveyed by Seller, subject to no liens, charges, mortgages, encumbrances or rights of others or other liens which will be released simultaneously with such transfer and assignment; and immediately upon the transfer and assignment herein contemplated, Buyer will hold good and indefeasible title, to, and be the sole owner of, each Loan subject to no liens, charges, mortgages, encumbrances or rights of others;

                  (f) Seller shall have received at least three (3) (or in the case of a Full Recourse Loan, twelve (12)) scheduled principal payments before the applicable Cut-Off Date;

                  (g) As of the applicable Cut-Off Date, no Loan is delinquent (after giving effect to any applicable grace period) in payment and, as of the applicable Closing Date, no Loan shall have had an individual payment delinquent (after giving effect to any applicable grace period) for periods in excess of 31 days on 2 or more separate occasions;

                  (h) The Loan is not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the related Note, Related Document or any related Collateral, or the exercise of any right thereunder, render either the related Note, Related Document or any related Collateral unenforceable in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and so such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

                  (i) Each Loan at the time it was made complied and, as of the applicable Closing Date, complied in all material respects with applicable state and federal laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws;

                  (j) The Loans were originated by Seller in accordance with the underwriting criteria set forth in the Credit and Collection Policy;

                  (k) Except as noted on Schedule II, the Notes executed by any one Obligor (or other Person directly or indirectly controlling, controlled by or under common control with, such Obligor), together with any other promissory notes or evidences of indebtedness executed by such Obligors for the benefit of Seller, shall have an aggregate outstanding balance of less than $2,000,000;

                  (l) At least one of the Obligors with respect to each Loan (i) is a member in good standing of United Grocers and (ii) to the best of Seller's knowledge, shall have provided to Seller complete and accurate information relating to Obligor's financial condition and shall have suffered no material adverse changes in its financial condition or otherwise since the date the Loan was originated;

                  (m) Except for any Loan identified on Schedule II (as the same may be supplemented upon subsequent Incremental Purchases) hereof, each Loan has a remaining amortization period of no less than 12 months and no greater than 117 months;

                  (n) The Note related to each Loan provides that the principal be amortized monthly over the term of such Note, with either (i) level monthly payments of principal or (ii) level monthly payments of principal and interest, provided that, in the case of a Loan with renewal provisions, a balloon payment on such Renewal Date is permissible;

                  (o) Each Loan, related Note, related Collateral and Related Documents pursuant to which Collateral is pledged to Seller is the legal, valid and binding obligation of the Obligor thereof and is enforceable in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law), none of which will prevent the ultimate realization of the security provided by the Collateral or Related Document, and all parties to each Loan had full legal capacity to execute all Related Documents and convey the property therein purported to be conveyed;

                  (p) The terms of the Loan, related Note and each Related Document pursuant to which Collateral was pledged have not been impaired, altered or modified in any respect, except by written instrument which has been recorded, if necessary, to protect the interest of Buyer and which has been delivered to Buyer;

                  (q) The proceeds of the Loan have been fully disbursed, and there is no obligation on the part of Seller to make future advances thereunder. Any and all requirements as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing or recording the Loans were paid;

                  (r) Except for any Obligor identified on Schedule II (as the same may be supplemented upon subsequent Incremental Purchases), the Obligor with respect to each Loan and each other member of its Obligor Group has a positive net worth as accounted for under U.S. GAAP, consistently applied, and has no present intention to seek relief under the federal bankruptcy laws;

                  (s) There is no default, breach, violation or event of acceleration existing under the Loan, related Note or Related Document and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and Seller has not waived any such default, breach, violation or event of acceleration;

                  (t) The Loan was not selected for inclusion under this Agreement from Seller's portfolio of comparable loans on any basis which would have a material adverse effect on Buyer;

                  (u) The Obligor and/or the Loan Guarantor with respect to each Loan and related Property is personally liable for the payment and performance of its obligations under such Loan. Pursuant to the terms of each Loan, each of the Obligor and the Loan Guarantor thereunder is absolutely required to make all payments and perform all obligations due pursuant to such Loan without abatement, deferment or defense of any kind or for any reason (except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting creditors rights and by general principles of equity);

                  (v) As of the applicable Closing Date, insofar as facts are within Seller's actual knowledge, the Collateral covered by or securing the obligations under each Loan is insured against loss by fire and such other hazards as are customary for personal property of the same or similar type, such insurance being in an amount not less than the full replacement value of such personal property subject to customary deductibles and Buyer is designated as loss payee under such policies;

                  (w) Each Loan requires each of the Obligor and Loan Guarantor thereunder at its own costs and expense to maintain the Collateral pledged to secure the related Loan in good repair, condition and working order, and to the best knowledge of Seller, each Obligor and Loan Guarantor under a Loan is currently in compliance with this requirement;

                  (x) As of the applicable Closing Date, at least 90% of the value of the Collateral securing each Loan consists of Primary Collateral, and at least a portion of the Primary Collateral consists of the inventory, furniture, fixtures and equipment in the stores owned or leased by the related Obligor. All Collateral securing any Loan is located in the United States;

                  (y) Seller has, or on the applicable Closing Date will have,
(1) a first priority perfected security interest in each item of Primary Collateral, free from any lien, security interest, encumbrance or other right, title or interest of any Person, and (2) a perfected security interest in each other item of Collateral, subject to the prior liens, security interests and encumbrances existing on, and identified to and approved by Buyer on the applicable Closing Date. Seller shall, on the applicable

Closing Date, transfer its security interest in the Collateral subject however to the rights of the holder of title in and to the Collateral and of the Obligors in the Collateral pledged under the Related Documents (and, in the case of Collateral which is not Primary Collateral, holders of prior liens), and Seller, as agent for Buyer, shall defend the Buyer's security interest in and to Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to that of the Obligors or Buyer.

                  (z) Either (i) the Obligor and Loan Guarantor has, under the terms of each Loan, consented to a sale and assignment of the Loan, the related Note and Related Documents and the sale or grant of a security interest in and to the Loan and the Collateral relating thereto, or (ii) none of the Loan, the related Note or any Related Documents requires the consent of approval of notice to the Obligor or Loan Guarantor with respect to the assignment and transfer by Seller of Seller's right, title and interest in and to the Loan, the related Note, any Related Document and Collateral;

                  (aa) The Notes and Related Documents delivered to Buyer on the applicable Closing Date are true, correct, and complete original counterparts of all instruments and documents evidencing or in any way relating to the Loan and related indebtedness referred to therein; except as approved by Buyer, such Notes and Related Documents are in substantially the form of the documents previously delivered to Buyer in connection with the execution of the Original Agreement; except as included with the instruments and documents so delivered, such Notes and such Related Documents have not been amended; and each such Note and Related Document to which Obligor or Loan Guarantor is a party bears the original signature of such Obligor and Loan Guarantor;

                  (bb) Uniform Commercial Code financing statements have been duly filed in all places where filing is necessary, and all other or additional acts have been taken as are necessary to perfect Seller's security interests arising pursuant to the Related Documents in the Collateral and such security interests constitute a valid and perfected lien in and to all of the Collateral of first priority (subject to no prior or equal liens or interests) in the case of all Primary Collateral and of the same level of priority as that enjoyed by Seller on the applicable Closing Date in the case of all other Collateral, and will be enforceable against all third parties in all jurisdictions as security for the respective obligations of Obligors to Seller under their respective Notes and Related Documents;

                  (cc) Seller has heretofore caused all copies of the Loans, related Notes and Related Documents in its possession to be separately identified and distinguished from Seller's other loans, and on the applicable Closing Date, Seller will cause each copy of each Note, related Collateral and Related Document in its possession to be identified with an appropriate legend clearly disclosing the fact that such Loan, the related Notes, Related Documents and Seller's security interest in the related Collateral have been sold and assigned to Buyer and Buyer is the owner thereof, and any original copies of any Note, related Collateral or Related Document coming into the possession of Seller will be delivered to Buyer;

                  (dd) All Loans specified on Schedule III (as the same may be supplemented upon subsequent Incremental Purchases) are secured by mortgages on each property;

                  (ee) With respect to any Loan secured by a mortgage on real property, each mortgage is a valid and subsisting lien of record on the mortgaged property subject only to a first mortgage lien on such mortgaged property previously disclosed to Buyer and subject in all cases to such exceptions that are generally acceptable to prudent and experienced lenders in connection with their regular commercial lending activities, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such mortgage;

                  (ff) With respect to each Loan secured by a mortgage on real property, each original mortgage was recorded, and all subsequent assignments of the original mortgage have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of Seller;

                  (gg) With respect to each Loan secured by a mortgage on real property, any related mortgage contains customary and enforceable provisions which render the rights and remedies of the holder thereof adequate for the realization against the mortgaged property of the benefits of the security, including (i) in the case of a mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure;

                  (hh) With respect to each Loan secured by a mortgage on real property, (i) there are no material defaults in complying with the terms of any applicable mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable; (ii) there is no proceeding pending or threatened for the total or partial condemnation of any related mortgaged property, nor is such a proceeding currently occurring, and such property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, so as to affect adversely the value of such mortgaged property as security for the Loan or the use for which the premises were intended; and (iii) at the time of origination of Loan, and to the best of Seller's knowledge, and based primarily on the related Phase I environmental survey or environmental questionnaire, as the case may be, is, as of the applicable Cut-Off Date, free of contamination from toxic substances or hazardous wastes;

                  (ii) Except for any Loan identified on Schedule II (as the same may be supplemented upon subsequent Incremental Purchases) hereof, (i) neither the Obligor nor any member of its Obligor Group shall have defaulted on any obligation (including an open account) to Seller or any Affiliate or Subsidiary of Seller and (ii) the place of business of Obligor or any member of its Obligor Group cannot have been the location of a failed grocery store (whether or not owned or managed by Obligor or any member of its Obligor Group);

                  (jj) The classification of Loans as either Preferred Loans or Standard Loans or Full Recourse Loans (as specified in the Loan Schedule) is true and correct and complies with the criteria stated in the definitions of such terms herein;

                  (kk) As of the applicable Closing Date, the aggregate Principal Balance of all Loans (including Loans purchased on previous Closing Dates, if any) classified as Preferred Loans is at least equal to 51% of the Principal Balance of all Loans as of the related Closing Date and the aggregate Principal Balance of all Loans classified as Full Recourse Loans is less than or equal to 25% of the Principal Balance of all Loans as of the related Closing Date.

                  (ll) The Aggregate Exposure listed with respect to each Loan in the Loan Schedule is true and correct;

                  (mm) Except for those Loans specified on Schedule II (as the same may be supplemented upon subsequent Incremental Purchases) hereto, the purpose for which the Loans were made was not to provide term financing for open account balances that were (or would otherwise have been) delinquent, and no Obligor or other member of its Obligor Group has ever been provided term financing for open account balances that were (or would otherwise have been) delinquent;

                  (nn) Except for those Loans specified on Schedule II (as the same may be supplemented upon subsequent Incremental Purchases) hereto, the Loans are cross-collateralized with other Loans and Collateral made, pledged or guaranteed by any member of the related Obligor Group; and

                  (oo) With respect to each Loan secured by real estate Collateral having a value of 100%, or more than 10%, of the Principal Balance of such Loan on the applicable Closing Date, either (1) the Collateral Coverage Ratio for the related Obligor Group, calculated for the purpose of making the representation in this Section 4.02(oo) by excluding the value of the real estate Collateral having Minimum Documentation, is at least equal to 100% or (2) the Loan remains classified as a Preferred Loan even if the Collateral Coverage Ratio for the related Obligor Group is calculated by excluding the value of real estate Collateral having Minimum Documentation.

                  SECTION 4.03 Seller's Renewal Date Representations and Warranties. Seller represents and warrants to Buyer as of each Renewal Date on which Seller has designated any Renewal Note for acceptance as follows:

                  (a) As of the applicable Renewal Date, all applicable representations and warranties in Section 4.02 hereof are confirmed as to such Renewal Loan.

                  (b) As of the applicable Renewal Date, each Obligor of the applicable Renewal Loan is not in default of its payment obligations under the Prior Note or under the Related Documents, and is not in default of its nonmonetary obligations under such Note or Related Documents.

                  (c) As of the applicable Renewal Date, no event has occurred and is continuing which would permit Seller to accelerate the maturity of any Obligor's obligations under the applicable Renewal Loan or under the Prior Note or the Related Documents.

                  (d) The Notes and Related Documents delivered to Buyer on or prior to the applicable Renewal Date are true, correct, and complete original counterparts of all instruments and documents evidencing or in any way relating to the Loan and the related Indebtedness referred to therein; except as included with the instruments and documents so delivered, such Notes and Related Documents have not been amended; and each such Note and each such Related Document to which an Obligor or Loan Guarantor is a party bears the original signature of the Obligor or Loan Guarantor.

                  (e) The Loans and Notes designated by Seller as Renewal Loans and Notes together with the Related Documents to which Obligors or Loan Guarantors are parties have been duly executed by their respective Obligors or Loan Guarantors and constitute the legal, valid and binding obligations of their respective Obligors and Loan Guarantors enforceable against such Obligors and Loan Guarantors in accordance with their respective terms.

                  (f) Each amount identified in a notice provided pursuant to the terms of Section 3.02 as the "anticipated Renewal Balance" correctly identifies the amount of the outstanding Principal Balance evidenced by the Note to be accepted as of such Renewal Date and there are no offsets or defenses to the payment of such amount that may be asserted against Seller either by way of defense or counterclaim.

                  (g) Uniform Commercial Code financing statements have been duly filed in all places where filing is necessary, and all other or additional acts have been taken as are necessary to perfect Seller's security interests arising pursuant to the Related Documents in the Collateral and such security interests constitute a valid and perfected lien in and to all of the Collateral of first priority (subject to no prior or equal liens or interests) in the case of all Primary Collateral and of the same level of priority as that enjoyed by Seller on the Closing Date on which the Loan was first sold and assigned hereunder in the case of all other Collateral, and will be enforceable against all third parties in all jurisdictions as security for the respective obligations of Obligors to Seller under their respective Notes and Related Documents.

                  (h) No Renewal Loan, related Renewal Note or any Related Document, alone or in connection with Seller's prior course of conduct, expressly or impliedly requires Seller or any other Person to make additional advances thereunder.

                  (i) The Note related to the Renewal Note provides for full amortization over its remaining term to maturity.

                  SECTION 4.04 Buyer's Representations and Warranties. Buyer represents and warrants to Seller as follows:

                  (a) Buyer is a financial institution duly organized, validly existing and in good standing under the laws of the United States of America, and has full corporate power, authority and legal right to execute, deliver and perform this Agreement and to purchase the Loans and related Property.

                  (b) Execution, delivery and performance by Buyer of this Agreement and the purchase of the Loans and related Property hereunder have been duly authorized by all necessary corporate action of Buyer, do not require any shareholder approval or the approval or consent of any trustee or the holders of any Indebtedness of Buyer, do not contravene any law, regulation, rule or order binding on it or its Articles of Association or Bylaws and do not contravene the provisions of or constitute a default under any indenture, mortgage, contract or other agreement or instrument to which Buyer is a party or by which Buyer or any of its properties may be bound or affected.

                  (c) No Government Approval or filing or registration with any Governmental Authority is required for the making and performance by Buyer of this Agreement or in connection with any of the transactions contemplated hereby.

                  (d) This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

                  SECTION 4.05 Repurchase Upon Breach of Certain Representations and Warranties. (a) The representations and warranties and agreements of Seller set forth in Sections 4.01, 4.02 and 4.03 with respect to Seller and each Loan and related

Property shall continue so long as such Loan remains outstanding. Upon discovery by either Seller or Buyer that any of such representations or warranties was incorrect as of the time made, the party making such discovery shall give prompt notice to the other party. In the event any defect, misrepresentation or omission materially and adversely affects the interest of Buyer, Seller shall eliminate or cure the circumstance or condition causing the defect within 10 days of the discovery thereof or, repurchase such Loan and the related Property.

                  (b) Any such repurchase of a Loan and the related Property by Seller shall be accomplished in the manner set forth in Section 2.01(e) and at a price equal to the Repurchase Amount.

                               [End of Article IV]

                                    ARTICLE V

                            SERVICING AND COLLECTIONS
                            -------------------------

                  SECTION 5.01 Servicing and Collections. Buyer will perform all servicing functions with respect to the Loans purchased prior to the Effectiveness Date from the Effectiveness Date and with respect to the Loans purchased on and after the Effectiveness Date from their respective Closing Dates hereunder, all in compliance with all applicable laws. Each of United Resources and United Grocers agrees that if Buyer so requests, it will cooperate with Buyer in communicating with Obligors and assisting Buyer in collecting on delinquent and Defaulted Loans.

                  SECTION 5.02 Documentation and Servicing; Maintenance of System and Lien Priority.

                  (a) Buyer shall use the same diligence and practices in documenting, servicing and collecting the Loans, the related Collateral and the Related Documents as it uses in documenting, servicing and collecting all other indebtedness evidenced by notes and related documents held for its own account and, in any event, shall endeavor to collect or cause to be collected from each Obligor the amounts as and when due and owing under such Obligor's Note and Related Documents. In performing its duties hereunder, Buyer shall take such actions with respect to the Loans, Notes and Related Documents as, in its reasonable business judgment, it may deem advisable to maintain or enhance receipt of timely Collections thereunder. In addition, Buyer shall use its best efforts to collect on any Defaulted Loan so as to maximize Liquidation Proceeds and notwithstanding that a Guaranty Payment may have been received with respect to a Defaulted Loan, shall diligently pursue all efforts to collect on such Loan, including by liquidating Collateral and by seeking to collect any deficiency against the related Obligor.

                  (b) Buyer shall arrange and maintain with respect to the Loans, related Notes and Related Documents, data processing, accounting and related services adequate for the effective and timely performance of its servicing obligations hereunder in accordance with good business practices and in compliance with all applicable federal, state and local laws and regulations.

                  (c) Buyer agrees to take all actions, including lien searches and continuation statement filings, necessary or desirable to ensure that the liens arising pursuant to the Related Documents and securing repayment of any Obligor's indebtedness evidenced by a related Note will be maintained as continuously perfected first priority (except in the case of Collateral which is not Primary Collateral, in which event Buyer shall take all actions to maintain the priority sold and assigned hereunder) security interests (except as otherwise approved by Buyer) in all applicable jurisdictions.

                  SECTION 5.03 Lockboxes. Seller hereby agrees (i) to instruct all Obligors to cause all Monthly Payments, Payaheads and Principal Prepayments on account of Loans to be mailed directly to a Permitted Lockbox; and (ii) to use its best effort not to suffer or permit any funds other than such Monthly Payments, Payaheads and Principal Prepayments to be mailed to Permitted Lockboxes.

                  SECTION 5.04 Payment of Guaranty Fees; Anticipated Payments and Other Amounts. (a) On each Payment Date, Buyer shall remit to Guarantor the Guaranty Fee; provided, however, that if there shall have occurred and be continuing a Termination Event (other than a Termination Event solely under Section 9.01(a)), Buyer shall not be required to remit the Guaranty Fee to the Guarantor.

                  (b) Buyer shall be entitled to retain on each Payment Date from amounts received as (i) Collections and other Available Funds (other than Guaranty Payments) during the related Due Period and (ii) Guaranty Payments on or before such Payment Date, the Anticipated Payment; provided, however, that upon the occurrence and continuation of a Termination Event (other than a Termination Event solely under Section 9.01(a)), Buyer shall be entitled to retain all Collections and other Available Funds. In addition, Buyer shall at all times be entitled to retain late fees and penalties received with respect to Loans.

                  (c) Buyer shall determine the Anticipated Payment for each Payment Date using the following methodology.

                           (1) As used herein "Anticipated Payment" means for any Payment Date the sum of, for each Loan, (a) the principal portion of the Monthly Payment actually received during the related Due Period, other than the portion of the Principal Balance of a Prior Note which, at the time it became due, constituted the Renewal Balance under a Renewal Note; (b) any Principal Prepayment, Payahead, Insurance Proceeds and Net Liquidation Proceeds actually received during the related Due Period; (c) the principal portion of any Guaranty Payment or Repurchase Proceeds with respect to the related Due Period; and (d) the Monthly Interest Amount for the related Interest Accrual Period.

                           (2) As used herein, "Monthly Interest Amount" on any Payment Date shall mean an amount equal to the sum of, for each Loan the product of (i) the Principal Balance of such Loan during the related Due Period, times (ii) the Applicable Rate times (iii) a fraction, the denominator of which is three hundred sixty (360), and the numerator of which is the actual number of days in the related Interest Accrual Period.

                  SECTION 5.05 Applicable Rate. As used in this Agreement, "Applicable Rate" shall be determined as follows. The Applicable Rate shall be established as of each LIBOR

Determination Date and shall be applicable for the next succeeding Interest Accrual Period without regard to changes thereafter occurring during such Interest Accrual Period in the principal amounts outstanding under the Notes, in the Principal Balance of Loans purchased, or in LIBOR. Buyer shall, after the determination of the Applicable Rate on each LIBOR Determination Date, notify Seller and Guarantor of such Applicable Rate; provided, however, that any failure of Buyer to give such notice shall not affect Seller's or Guarantor's obligations hereunder.

                  The Applicable Rate for each Loan shall be computed and applied on the basis of a year of three hundred sixty (360) days for the actual number of days occurring in the applicable Interest Accrual Period. For each Interest Accrual Period, the Applicable Rate shall mean an interest rate per annum equal to the sum of (a) 150 basis points and (b) LIBOR in effect on the applicable LIBOR Determination Date. For purposes hereof, Buyer will determine LIBOR by 12:00 noon, Eastern Standard Time, on each LIBOR Determination Date on the basis of quotations provided by four Reference Banks as of 11:00 A.M. (London time) on such LIBOR Determination Date as such quotations appear on the display designated as page "LIBO" on the appropriate display on the Bloomberg Financial Markets System (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). LIBOR as determined by Buyer is the arithmetic mean of such quotations (rounded, if necessary, to the nearest whole multiple of 0.0625% per annum). If on any LIBOR Determination Date at least two but fewer than all of the Reference Banks provide quotations, LIBOR will be determined in accordance with the provisions set forth above on the basis of the offered quotations of those Reference Banks providing such quotations. If on the LIBOR Determination Date only one or none of the Reference Banks provides such offered quotations, LIBOR will be: (i) the rate per annum (rounded, as aforesaid) that Buyer determines to be either (x) the arithmetic mean of the offered quotations that leading banks in the City of New York selected by Buyer are quoting at or about 11:00 A.M. London time on the relevant LIBOR Determination Date for one month Dollar deposits to the principal London office of each of the Reference Banks or those of them (being at least two in number) to which such offered quotations are, in the opinion of Buyer, being so quoted or (y) in the event that Buyer can determine no such arithmetic mean, the arithmetic mean of the offered quotations that leading banks in the City of New York selected by Buyer are quoting at or about 11:00 A.M. London time on such LIBOR Determination Date to leading European banks for one month Dollar deposits; or (ii) if the banks selected as aforesaid by Buyer are not quoting as described in clause (i) above, LIBOR for such Interest Accrual Period will be LIBOR as determined on the previous LIBOR Determination Date. "Reference Banks" shall mean four major banks in the London interbank market selected by Buyer.

                  SECTION 5.06 Computation and Payment of Guaranty Fees. On each Payment Date, Buyer shall remit to the Guarantor as a guaranty fee (the "Guaranty Fee"), the amount, if any, by which (a) the amount equal to the sum of total Collections and other Available Funds received during, or attributable to, the related Due Period exceeds (b) the sum of the Anticipated Payment. Upon the occurrence and continuation of a Termination Event (other than a Termination Event solely under Section 9.01(a)), the Guarantor shall no longer be entitled to receive the Guaranty Fee.

                  SECTION 5.07 Access to Certain Documentation and Certain Information Regarding the Loans. Seller will provide to Buyer access to the documentation in its possession regarding the Loans, such access being afforded without charge but only during normal business hours at the offices of Seller or its designee or agent, as designated by Seller.

                               [End of Article V]

                                   ARTICLE VI

                               SELLER'S COVENANTS
                               ------------------

                  SECTION 6.01 Covenants. At all times prior to the later of (i) the Termination Date or (ii) the date on which all obligations of Seller and Guarantor under this Agreement have been performed in full, Seller agrees to do all of the following unless Buyer shall otherwise consent in writing.

                  (a) Preservation of Corporate Existence, Etc. To preserve and maintain its corporate existence, rights, and privileges in the jurisdiction of its incorporation and to qualify and remain qualified as a foreign corporation in each jurisdiction where such qualification is necessary or advisable in view of the business and operations of Seller or the ownership of its properties.

                  (b) Compliance with Laws. To comply in all material respects with all laws, regulations, rules and orders of Governmental Authorities applicable to Seller or to its operations or property, except any thereof whose validity is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof, with provision having been made to the satisfaction of Buyer for the payment thereof in the event the contest is determined adversely to the Seller.

                  (c) Other Obligations. To pay and discharge before the same shall become delinquent (after giving effect to all applicable grace periods) all Debt, taxes and other obligations for which Seller is liable or to which its income or property is subject and all claims for labor and materials or supplies which, if unpaid, might become by law a Lien upon the assets of Seller except any thereof whose validity or amount is being contested in good faith by Seller in appropriate proceedings upon stay of execution of the enforcement thereof, with provision having been made to the satisfaction of Buyer for the payment thereof in the event the contest is determined adversely to the Seller, and except other Debt, taxes and other obligations which, in the aggregate do not exceed One Million Dollars ($1,000,000); provided, however, the covenant included in this Section 6.01(c) shall not extend to any obligation of Seller identified in Section 6.01(k) or 9.01(f).

                  (d) Visitation; Records. At any reasonable time and from time to time, to permit Buyer to examine and make copies of and abstracts from Seller's records and books of accounts relating to the Loans, the related Notes and Related Documents and to visit the properties of Seller and to discuss the affairs, finances and accounts of Seller as they relate to the transactions contemplated by this Agreement with any of its officers. Seller will keep adequate records and books of accounts in which complete entries will be made, in accordance with U.S. GAAP, reflecting all financial transactions of Seller as they relate to the transactions contemplated by this Agreement. Seller's records relating to Loans will be clearly marked with a legend to the effect that such records pertain to Loans sold to Buyer.

                  (e) Financial Information. To deliver to Buyer (i) as soon as available and in any event within one hundred (100) days after the end of each fiscal year of Seller the balance sheet of Seller as of the end of such fiscal year (which may be on a consolidating basis with the financial statements of United Grocers) and the related statements of income and retained earnings and statement of changes in the financial position of Seller for such year, accompanied by the audit report thereon by independent certified public accountants (which report shall be prepared in accordance with U.S. GAAP and shall not be qualified by reason of restricted or limited examination of any material portion of Seller's records and shall contain no disclaimer of opinion or adverse opinion); (ii) as soon as available and in any event within fifty
(50) days after the end of each fiscal quarter of Seller the unaudited balance sheet and statement of income and retained earnings of Seller as of the end of such fiscal quarter (including the fiscal year to the end of such fiscal quarter), accompanied by a certificate of the chief financial officer of Seller that such unaudited balance sheet and statement of income and retained earnings have been prepared in accordance with U.S. GAAP and present fairly the financial position and the results of operations of Seller as of the end of and for such fiscal quarter and that since the fiscal year-end report referred to in clause
(i) above there has been no material adverse change in the financial condition or operations of Seller as shown on the balance sheet as of said date; (iii) as soon as available and in any event within three (3) days after the end of each calendar month (other than a month that is the last month of a calendar quarter) and within fifty (50) days after the end of each calendar quarter, the unaudited balance sheet and statement of income and retained earnings of Seller as of the end of such month (including the fiscal year to the end of such month) accompanied by certificate of the chief financial officer of Seller stating that such unaudited consolidating balance sheet and statement of income and retained earnings have been prepared in accordance with U.S. GAAP and present fairly the financial position and the results of operations of Seller as of the end of and for the fiscal year to the end of such month and that since the fiscal year-end report referred to in clause (i) above there has been no material adverse change in the financial condition or operations of Seller as shown on the balance sheet as of said date; (iv) within fifty (50) days after the end of each calendar quarter, a certificate signed by the chief financial officer of Seller stating that as of the close of such fiscal year no Termination Event or other event which, with notice or lapse of time or both would have become a Termination Event had occurred and was continuing; (v) within one hundred twenty (120) days after the end of each fiscal year of Seller, a report setting forth information relating to Seller's portfolio of loans originated or acquired in the ordinary course of its business and owned by Seller during the related fiscal year, including loan balances by types of loans, numbers of loans by types of loans, interest rates of loans by type and loss and delinquency experience; and (vi) such other statements, reports and other information as Buyer may reasonably request concerning the financial condition and the servicing and collection operations of Seller.

                  (f) Notification. Promptly after learning thereof, to notify Buyer of (i) the details of any action, proceeding, investigation or claim against or affecting Seller instituted before any court, arbitrator or Governmental Authority or, to Seller's knowledge, threatened to be instituted, which if determined adversely to Seller would be likely to have a material adverse effect on the business, operations or financial condition of Borrower, or to result in a judgment or order against Seller (in excess of insurance coverage and when combined with all other pending or threatened claims), of more than One Million Dollars ($1,000,000) or to impair or defeat the security interest of the Buyer in any of the Property or the Guaranty Collateral any rights of Seller in the Property; (ii) any substantial dispute between Seller or any of its Subsidiaries and any Governmental Authority; (iii) any labor controversy which has resulted in or, to Seller's knowledge, threatens to result in a strike which would materially affect the business operations of Seller or any of its Subsidiaries; (iv) if Seller or any member of the Controlled Group gives or is required to give notice to the PBGC of any "reportable event" (as defined in subsections (b) (1), (2), (5) or (6) of Section 403 of ERISA) with respect to any Plan (or the Internal Revenue Service gives notice to the PBGC of any "Reportable Event" as defined in subsection (c) (2) of Section 4043 of ERISA and Seller attains knowledge thereof) which might constitute grounds for termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (v) any representation or warranty set forth in Section 4.02 or 4.03 which proves to have been incorrect in any material respect when made; (vi) Seller's material breach of its obligations under this Agreement; (vii) any Obligor Default; (viii) any Loan that has become a Defaulted Loan; (ix) any circumstance or event of which Seller has actual knowledge which materially impairs or might reasonably be expected to impair an Obligor's ability to repay or perform its obligations under, the related Loan; or (x) the occurrence of any Termination Event or other event which, with notice or lapse of time or both, would constitute a Termination Event.

                  (g) Additional Payments; Additional Acts. From time to time, to (i) pay or reimburse Buyer on request for all taxes imposed on this Agreement or the sale of any Loans hereunder (other than taxes based on Buyer's net income, items of tax preference, or gross receipts) and for all expenses, including reasonable legal fees, actually incurred by Buyer in connection with the preparation or modification of this Agreement, or the sale of any Loans, related Notes and Related Documents or the security interest in the related Collateral hereunder or the enforcement by judicial proceedings or otherwise of any rights of Buyer hereunder; (ii) obtain and promptly furnish to Buyer evidence of all such Government Approvals as may be required to enable Seller to comply with its obligations under this Agreement; and (iii) execute and deliver all such other instruments and perform all such other acts as Buyer may reasonably request to carry out the transactions contemplated by this Agreement.

                  (h) Liens. Not to create, assume or suffer to exist any lien, security interest or other encumbrance except (i) Liens granted pursuant to, or permitted under, the Credit Agreement or the Security Documents related thereto;
(ii) Liens on Seller's properties securing mortgage indebtedness relating to such properties, and any extensions, refinancing or renewals thereof in an amount not exceeding the amount of such indebtedness prior to such extension, refinancing or renewal; (iii) capital lease obligations; (iv) Liens to secure indebtedness for the deferred price of property acquired after the date hereof, but only if such Liens are limited to such property and its proceeds; (v) Liens imposed by law (such as mechanic's liens) incurred in good faith in the ordinary course of business which are not delinquent or which remain payable without penalty or the validity or amount of which are being contested in good faith by appropriate proceeding upon stay of execution of the enforcement thereof; or
(vi) deposits or pledges under workmen's compensation, unemployment insurance, social security or similar laws or made to secure the performance of bids, tenders, contracts (except for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds or to secure indemnity, performance or other similar bonds given in the ordinary course of business.

                  (j) Liquidation, Merger, Sale of Assets, Etc. To not liquidate, dissolve or enter into any merger, consolidation, joint venture, partnership or other combination nor sell, lease, dispose of such portion of its business or assets (excepting sales of goods in the ordinary course of business and excepting sales of the Loans to Buyer) as constitutes a substantial portion thereof; provided, however, so long as no Termination Event or event which with the passage of time or the giving of notice or both would constitute a Termination Event shall have occurred and be continuing or will occur as a result of such merger or consolidation, Seller may merge or consolidate with any Person or sell all or substantially all of its business or assets to any other Person so long as (A) (i) Seller or United Grocers shall be the surviving or continuing corporation or (ii) if Seller shall not be the surviving or continuing corporation or shall sell all or substantially all of its assets to a Person such surviving, continuing or purchasing Person shall be incorporated under the laws of the United States or any jurisdiction thereof, shall assume in writing all obligations of Seller under this Agreement, shall be eligible to borrow from NCB pursuant to the provisions of the Bank Act, and (B) at the time of such consolidation, merger or sale and after giving effect thereto no Termination Event shall have occurred and be continuing.

                  (j) Transactions with Affiliates. To not directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property) with any of Seller's Affiliates on terms that are less favorable to Seller than those which might be obtained at the time from Persons who are not Affiliates.

                  (k) ERISA Compliance. To not and not allow any member of its Controlled Groups or any Plan of any of them to: (i) engage in any "prohibited transaction" as such term is defined in Section 4.06 or Section 2003(a) of ERISA; (ii) incur any "accumulated funding deficiencies" (as such term is defined in Section 3.02 of ERISA) whether or not waived; (iii) terminate any Pension Plan in a manner which could result in the imposition of a Lien on any property of Seller or any member of its respective Controlled Groups pursuant to
Section 4068 of ERISA; or (iv) violate state or federal securities laws applicable to any Plan.

                  (l) No Name Change, Etc. To not change its name, identity or corporate structure in any manner which could make any financing or continuation statement filed hereunder seriously misleading within the meaning of Section 9-402(7) of any applicable enactment of the Uniform Commercial Code without giving Buyer at least sixty (60) days prior written notice thereof.

                  (m) Relocation of Offices. To give Buyer at least sixty (60) days prior written notice of any relocation of its chief executive offices or the offices where records concerning the Loans and related Property are kept.

                  (n) Limitation on Transfers, Etc. To not transfer or attempt to transfer in any manner whatsoever to any Person other than Buyer pursuant to the terms of this Agreement, and except in favor of Buyer hereunder shall not create, cause to be created or permit any lien, pledge, charge, security interest, ownership interest, participation interest or any other interest of any nature whatever in respect of the Loans and related Property.

                  (o) Bank Act Eligibility. To remain "eligible" to borrow from NCB pursuant to the provisions of the Bank Act.

                  (p) No Changes. To make no change in the Credit and Collection Policy, which change would impair the collectibility of any material amount of the Loans; make no material change in the Credit and Collection Policy without prior written consent of Buyer, or change its name, identity or corporate structure in any manner which would make any financing statement or continuation statement filed in connection with this Agreement or the transactions contemplated hereby seriously misleading within the meaning of Section 9-402(7) of the UCC of any applicable jurisdiction or other applicable laws unless it shall have given Buyer at least 45 days' prior written notice thereof and unless prior thereto it shall have caused such financing statement or continuation statement to be amended or a new financing statement to be filed such that such financing statement or continuation statement would not be seriously misleading; to make no material change in the terms of the Notes and Related Documents relating to the Loans without the prior written notice to and consent of Buyer.

                  (q) Security Interest. To transfer to Buyer, at Buyer's request, a security interest in all or any specified portion of that Collateral securing any Loan which was not transferred to Buyer on the applicable Closing Date (transferring to Buyer the same interest as Seller had and disclosed to Buyer on the applicable Closing Date) and to provide evidence reasonably satisfactory to Buyer that all actions as are necessary or appropriate to perfect Buyer's security interest in such Collateral have been taken.

                  (r) Maintenance of Property, Etc. To maintain and preserve all of its properties in good working order and condition, ordinary wear and tear excepted, and from time to time to make all needed repairs, renewals or replacements so that the efficiency of such properties shall be fully maintained and preserved.

                  (s) Insurance. To keep in force upon all of its properties and operations policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry and to furnish, on request, to Buyer certificates of insurance or duplicate policies evidencing such coverage.

                  (t) Investments. To not make any loan or advance to any person or purchase or otherwise acquire the capital stock, assets or obligations of, or any interest in, any person, or contribute any assets to any person except (i) commercial bank time deposits maturing within one year, (ii) marketable general obligations of the United States or a State or marketable obligations fully guaranteed by the United States, and (iii) short-term commercial paper with the highest rating of a generally recognized rating service.

                  (u) Accounting Change. To maintain a fiscal year ending on the Friday closest to the last day in September and to not make any significant change in accounting policies or reporting practices other than changes required by U.S. GAAP or otherwise required by law.

                  SECTION 6.02 Special Covenant of Seller. At all times prior to the later of (i) the Termination Date or (ii) the date on which all obligations of Seller and Guarantor under this Agreement have been performed in full, Seller agrees not to

(a) make or own (including a participation in) any loan to any Obligor or member of its Obligor Group unless such Obligor's or member's obligation, as the case may be, to repay such loan is subordinate to such Obligor's or member's obligation, as the case may be, to repay the Loan or Loans made to such Obligor and sold to Buyer under this Agreement and (b) own a corporation or other business entity that makes loans to an Obligor or member of its Obligor Group if such Obligor's or member's repayment obligation on such loan is senior to its obligation to repay the Loan or Loans made to Obligor or its member and sold to Buyer hereunder.

                               [End of Article VI]

                                   ARTICLE VII

                             GUARANTOR AND GUARANTY
                             ----------------------

                  SECTION 7.01 Guarantor's Guaranty and Repurchase Guaranty; Security Interest. (a) Guarantor hereby agrees to provide to Buyer a Guaranty of Liquidation Losses, equal at any time to the then current Guaranty Amount. After a Loan has become a Liquidated Loan and the amount Liquidation Loss thereon has been determined, Buyer shall notify Guarantor of the amount of Liquidation Loss and, within five (5) Business Days of receipt of such notice, Guarantor shall make a Guaranty Payment to Buyer in the amount of such Liquidation Loss; provided, however, that Guarantor's obligation to make a Guaranty Payment shall be limited to first, the then available Guaranty Amount, and, if the Guaranty Amount is exhausted, the then available Holdback Guaranty Amount and/or the then available New Origination Guaranty Amount (allocated between the Holdback Guaranty Amount and the New Origination Guaranty Amount as Buyer determines).

                  (b) Guarantor hereby agrees to provide to Buyer a Repurchase Guaranty of Seller's repurchase obligation pursuant to Section 2.01 (e), 2.02
(c), 3.02, 4.05 and 9.02. If Buyer shall not have received the Repurchase Amount on the day on which due, Buyer shall promptly so notify Guarantor and Seller and within two Business Days of receipt of such notice, Guarantor shall make a Guaranty Payment to Buyer in the amount of such Repurchase Amount.

                  (c) The parties to this Agreement hereby expressly acknowledge that the Guaranty Amount will be available to support the Holdback Guaranty and the New Origination Guaranty to the extent the Holdback Guaranty Amount and/or the New Origination Guaranty Amount have been exhausted and conversely, that the Holdback Guaranty Amount and the New Origination Guaranty Amount will be available to support Guarantor's Guaranty hereunder to the extent the Guaranty Amount is exhausted.

                  SECTION 7.02 Guarantor Representations and Warranties. Guarantor hereby represents and warrants to, and agrees as follows as of the Effectiveness Date and as of each Closing Date:

                  (a) Guarantor is duly organized and is validly existing and in good standing as an Oregon corporation, with corporate power and authority to own its properties and to transact the business in which it is now engaged; the Guarantor is duly qualified to do business and is in good standing in each State of the United States where the nature of its business requires it to be so qualified; and Guarantor is doing business only under the corporate and "doing business as" names listed on Exhibit A hereto. Guarantor has full corporate power, authority and legal right to carry on its business as presently conducted, to own and operate its business as presently conducted, to own and operate its properties and assets, and to execute, deliver and perform this Agreement.

                  (b) The performance of Guarantor's obligations under this Agreement, and the consummation of the transactions herein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Guarantor or any of its Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other agreement (other than this Agreement) or instrument to which it or any of its Subsidiaries is a party or by which it or any of its subsidiaries is bound or to which any of its property or assets is subject, nor will such action result in any violation of the provisions of its Certificate of Incorporation or By-Laws or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties; and no consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body is required for the consummation of the other transactions contemplated by this Agreement.

                  (c) No Government Approval or filing or registration with any Governmental Authority is required for the making and performance by Guarantor of this Agreement, except such as have been heretofore obtained and are in full force and effect (certified copies thereof having been delivered to Buyer).

                  (d) This Agreement has been duly authorized, executed and delivered by Guarantor and this Agreement is the valid and legally binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

                  (e) Guarantor is "eligible" in Section 3015 to borrow from NCB pursuant to the provisions of the Bank Act.

                  (f) Except as described in Exhibit F hereto, there are no actions, proceedings, investigations, or claims against or affecting Guarantor or any of its Subsidiaries now pending before any court, arbitrator or other Governmental Authority (nor to the knowledge of Guarantor has any thereof been threatened nor does any basis exist therefor) which if determined adversely to the Guarantor or any such Subsidiary would be likely to have a material adverse effect on the financial condition or operations of Guarantor or on Guarantor's ability to perform its obligations under this Agreement or under an endorsement of any Note. With respect to the litigation described in Exhibit F hereto, a determination in such litigation that is materially adverse to Seller or Guarantor would not have a material adverse effect on the financial condition or operations of Guarantor or on

Guarantor's ability to perform its obligations under this Agreement.

                  (g) The consolidated balance sheet of Guarantor and its Subsidiaries as at September 27, 1996, and the related statements of income and retained earnings of Guarantor and its Subsidiaries for the fiscal year then ended, and the consolidated and consolidating balance sheet of Guarantor and its Subsidiaries as at June 27, 1997, and the related statements of income and retained earnings of Guarantor and its Subsidiaries for the fiscal quarter then ended, copies of which have been furnished to Buyer, fairly present the financial condition of Guarantor and its Subsidiaries as at such date and the results of operations of Guarantor and its Subsidiaries for the period then ended, all in accordance with U.S. GAAP consistently applied. Since that date, there has been no material adverse change in the financial condition or operations of Guarantor or any of its Subsidiaries.

                  (h) Guarantor has good and marketable title to each of the properties and assets reflected in its balance sheet referred to in Section 7.02
(g) except such as have been since sold or otherwise disposed of in the ordinary course of business or in accordance with Section 7.03 (r) hereof.

                  (i) Neither Guarantor nor any of its Subsidiaries or Affiliates is in material breach of or default under any agreement or agreements to which it is a party or which are binding on it or any of its assets and which provide for the payment of monies, the delivery of goods or the provision of services in amounts or with values in the aggregate in excess of One Million Dollars ($1,000,000).

                  (j) The present value of all benefits vested under all Pension Plans did not, as of the most recent valuation date of such Pension Plans, exceed the value of the assets of the Pension Plans allocable to such vested benefits by an amount which would represent a potential material liability of Guarantor and its consolidated subsidiaries or affect materially the ability of Guarantor to perform this Agreement; no Plan or trust created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 or Section 2003(a) of ERISA) which could subject such Plan or any other Plan, any trust created thereunder, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust to the tax or penalty on prohibited transactions imposed by Section 502 or
Section 2003(a) of ERISA; no Pension Plan or trust created thereunder has been terminated, and there have been no "reportable events" (as that term is defined in Section 4043 of ERISA) since the effective date of ERISA; no Pension Plan or trust created thereunder has incurred any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) whether or not waived, since the effective date of ERISA; and the required allocations and contributions to Pension Plans will not violate Section 415 of the Code; and neither Guarantor nor any of its Subsidiaries has any withdrawal liability to any trust created pursuant to a multi-employer pension or benefit plan and neither would be subject to any withdrawal liability in excess of One Million Dollars ($1,000,000) if it withdrew from any such plan or if its participation therein were otherwise terminated.

                  (k) This Agreement, the financial statements referred to in
Section 7.02 (g) and all other instruments, documents, certificates and statements furnished to Buyer by Guarantor, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.

                  SECTION 7.03 Covenants of Guarantor. At all times prior to the later of (i) the Termination Date or (ii) the date on which all obligations of Seller and Guarantor under this Agreement, the Holdback Loan Purchase Agreement, the Holdback Guaranty Agreement, the New Origination Loan Agreement and the New Origination Guaranty Agreement have been performed in full, Guarantor agrees to do all of the following unless Buyer shall otherwise consent in writing.

                  (a) Preservation of Corporate Existence, Etc. To preserve and maintain its corporate existence, rights, and privileges in the jurisdiction of its incorporation and will qualify and remain qualified as a foreign corporation in each jurisdiction where such qualification is necessary or advisable in view of the business and operations of Guarantor or the ownership of its properties.

                  (b) Compliance with Laws. To comply and to cause each of its Subsidiaries to comply in all material respects with all laws, regulations, rules and orders of Governmental Authorities applicable to Guarantor or any Subsidiary or to their respective operations or property, except any thereof whose validity is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof, with provision having been made to the satisfaction of Buyer for the payment thereof in the event the contest is determined adversely to Guarantor or such Subsidiary.

                  (c) Other Obligations. To pay and discharge and to cause each of its subsidiaries to pay and discharge before the same shall become delinquent (after giving effect to all applicable grace periods) all Debt, taxes and other obligations for which Guarantor or such Subsidiary is liable or to which its income or property is subject and all claims for labor and materials or supplies which, if unpaid, might become by law a Lien upon the assets of Guarantor or any Subsidiary, except any thereof whose validity or amount is being contested in good faith by Guarantor in appropriate proceedings, upon stay of execution of enforcement thereof, with provision have been made to the satisfaction of Buyer for the payment thereof in the event the contest is determined adversely to Guarantor or such Subsidiary and except other Debt, taxes and other obligations which, in the aggregate do not exceed One Million Dollars ($1,000,000); provided, however, that this covenant shall not extend to any obligation of Guarantor identified in Section
7.03 (x) or 9.01 (f).

                  (d) Financial Information. To deliver to Buyer (i) as soon as available and in any event within one hundred (100) days after the end of each fiscal year of Guarantor, the consolidated balance sheet of Guarantor as of the end of such fiscal year and the related statements of income and retained earnings and statement of changes in the financial position of Guarantor for such year, accompanied by the audit report thereon by independent, certified public accountants (which report shall be prepared in accordance with U.S. GAAP and shall not be qualified by reason of restricted or limited examination of any material portion of Guarantor's records and shall contain no disclaimer of opinion or adverse opinion) and an Annual Report on Form 10-K for such year filed by the Guarantor with the Securities and Exchange Commission; (ii) as soon as available and in any event within fifty (50) days after the end of each fiscal quarter of Guarantor, the unaudited balance sheet and statement of income and retained earnings of Guarantor as of the end of such fiscal quarter (including the fiscal year to the end of such fiscal quarter), accompanied by a certificate of the chief financial officer of Guarantor, that such unaudited balance sheet and statement of income and retained earnings have been prepared in accordance with U.S. GAAP and present fairly the financial position and the results of operations of Guarantor, as of the end of and for such fiscal quarter and setting forth calculations demonstrating that at the end of such quarter the Guarantor was in compliance with Sections 7.03 (g) through 7.03 (i), 7.03 (k) and 7.03 (n), inclusive and that since the fiscal year-end report referred to in clause (i) above there has been no material adverse change in the financial condition or operations of Guarantor as shown on the balance sheet as of said date; (iii) as soon as available and in any event within three (3) days after the end of each calendar month (other than a month that is the last month of a calendar quarter) and within fifty (50) days after the end of each calendar quarter, the unaudited balance sheet and statement of income and retained earnings of Guarantor as of the end of such month (including the fiscal year to the end of such month) accompanied by certificate of the chief financial officer of Guarantor stating that such unaudited consolidated and consolidating balance sheet and statement of income and retained earnings have been prepared in accordance with U.S. GAAP and present fairly the financial position and the results of operations of Guarantor as of the end of and for the fiscal year to the end of such month and that since the fiscal year-end report referred to in clause (i) above there has been no material adverse change in the financial condition or operations of Guarantor as shown on the balance sheet as of said date; (iv) within one hundred twenty (120) days after the close of each fiscal year of Guarantor, a certificate signed by the chief financial officer of Guarantor stating that as of the close of such fiscal year no Termination Event or other event which, with notice or lapse of time or both would have become a Termination Event had occurred and was continuing; (v) within one hundred twenty (120) days after the end of each fiscal year of Guarantor, a report setting forth information relating to the portfolio of loans originated or acquired by Guarantor and each of its Subsidiaries and Affiliates (other than United Resources) in the ordinary course of their respective businesses and owned by Guarantor and each of its Subsidiaries and Affiliates (other than United Resources) during the related fiscal year, including loan balances by types of loans, numbers of loans by types of loans, interest rates of loans by type and loss and delinquency experience; and (vi) such other statements, reports and other information as Buyer may reasonably request concerning the financial condition and the servicing and collection operations of Guarantor; provided, however, that if either Guarantor or any of its Subsidiaries or Affiliates (as specified) does not originate and/or service loans of the kind sold and assigned by Seller pursuant to this Agreement, the covenants in subsections (v) and (vi) of this subsection (d) shall be satisfied by a certification of a Responsible Officer to the effect that during the preceding fiscal year, Guarantor or the specified Subsidiary or Affiliate did not originate or service loans.

                  (e) Notification. Promptly after learning thereof, to notify Buyer of (i) the details of any action, proceeding, investigation or claim against or affecting Guarantor or any of its Subsidiaries instituted before any court, arbitrator or Governmental Authority or, to Guarantor's knowledge threatened to be instituted, which, if determined adversely to Guarantor would be likely to have a material adverse effect on the business, operations or financial condition of the Guarantor, or to result in a judgment or order against Guarantor (in excess of insurance coverage and when combined with all other pending or threatened claims) of more than One Million Dollars ($1,000,000) or to impair or defeat the security interest of the Buyer in any Property or the Guaranty Collateral; (ii) any substantial dispute between Guarantor or any of its Subsidiaries; (iii) any substantial dispute between Guarantor or any of its Subsidiaries and any Governmental Authority; (iv) any labor controversy which has resulted in or, to Guarantor's knowledge, threatens to result in a strike which would materially affect the business operations of Guarantor or such Subsidiary; (v) if Guarantor or any member of the Controlled Group gives or is required to give notice to the PBGC of any "reportable event" (as defined in subsections (b) (1), (2), (5) or (6) of Section 403 of ERISA) with respect to any Plan (or the Internal Revenue Service gives notice to the PBGC of any "Reportable Event" as defined in subsection (c) (2) of Section 4043 of ERISA and Guarantor attains knowledge thereof) which might constitute grounds for termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (vi) any representation or warranty set forth in Section 7.02 which proves to have been incorrect in any material respect when made; (vii)

Seller's, or Guarantor's material breach of its obligations under this Agreement; or (viii) the occurrence of any Termination Event or other event which, with notice or lapse of time or both, would constitute a Termination Event.

                  (f) Keeping of Books and Records; Visitation Rights. To keep and to cause each of its Subsidiaries to keep adequate records and books of account in which complete entries will be made, in a manner which will permit the preparation of consolidated and consolidating financial statements in accordance with U.S. GAAP. At any reasonable time and from time to time Guarantor shall and shall cause each of its Subsidiaries to permit Buyer to examine and make copies of and abstracts from Guarantor's records and books, to visit its properties and to discuss the affairs, finances and accounts of Guarantor and any Subsidiary with any of its officers, directors or employees.

                  (g) Maintenance of Property, Etc. To maintain and preserve and to cause each of its Subsidiaries to maintain and preserve all of their respective properties in good working order and condition, ordinary wear and tear excepted, and from time to time to make all needed repairs, renewals or replacements so that the efficiency of such properties shall be fully maintained and preserved.

                  (h) Insurance. To shall keep in force and to cause each of its Subsidiaries to keep in force upon all of Guarantor's or such Subsidiary's properties and operations policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry and to furnish on request to Buyer certificates of insurance or duplicate policies evidencing such coverage.

                  (i) Additional Acts. From time to time, to obtain and promptly furnish to Buyer evidence of all such Government Approvals as may be required to enable Guarantor to comply with its obligations under this Agreement and to execute and deliver all such other instruments and perform all such other acts as Buyer may reasonably request to carry out the transactions contemplated by this Agreement.

                  (j) Funded Debt to Capitalization. To maintain as of the end of each fiscal quarter on a consolidated basis a ratio of Total Funded Debt to Total Capitalization of not more than the ratio set forth below:

         For Fiscal
         Quarters Ending                         Maximum Ratio
         ---------------                         -------------

         On or after
         June 30, 1997
         and before
         April 3, 1998                           0.8500 to 1

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
         On or after
         April 3, 1998
         and before
         October 2, 1998                         0.8375 to 1

         On or after
         October 2, 1998
         and before
         April 2, 1999                           0.8250 to 1

         On or after
         April 2, 1999                           0.8125 to 1

                  (k) Senior Debt to Capitalization. To maintain as of the end of each fiscal quarter on a consolidated basis a ratio of Senior Funded Debt to Total Capitalization of not more than the ratio set forth below:

         For Fiscal
         Quarters Ending                         Maximum Ratio
         ---------------                         -------------

         On or after
         June 30, 1997
         and before
         April 3, 1998                           0.6750 to 1

         On or after
         April 3, 1998
         and before
         October 2, 1998                         0.6625 to 1

         On or after
         October 2, 1998
         and before
         April 2, 1999                           0.6500 to 1

         On or after
         April 2, 1999                           0.6375 to 1

As used herein, "Senior Funded Debt" shall mean, as of any date of determination, Total Funded Debt less Subordinated Debt.

                  (l) Fixed Charge Coverage. To maintain as of the end of each fiscal quarter on a consolidated basis for each period of four consecutive fiscal quarters a Fixed Charge Coverage Ratio of not less than the ratio set forth below:

         For Fiscal
         Quarters Ending                         Maximum Ratio
         ---------------                         -------------

         On or after
         June 30, 1997
         and before
         October 3, 1997                         1.45 to 1

         On or after
         October 3, 1997
         and before
         April 3, 1998                           1.70 to 1

         On or after
         April 3, 1998
         and before
         October 2, 1998                         1.80 to 1

         On or after
         October 2, 1998
         and before
         April 2, 1999                           1.90 to 1

         On or after
         April 2, 1999                           1.95 to 1

As used herein, "Fixed Charge Coverage Ratio" shall mean, for any period, the ratio of (a) the sum of (i) net income (or net loss), excluding (A) gains and losses, if any, from the sale of assets and (B) for the fiscal quarter ended June 27, 1997, extraordinary charges not to exceed Five Million One Hundred Thousand Dollars ($5,100,000) in the aggregate, (ii) interest expense, (iii) income taxes aid, (iv) depreciation expense, (v) amortization expense and (vi) patronage dividends to (b) the sum of (i) interest expense and (ii) amortization of any discount applied in advancing any Total Funded Debt to Guarantor.

                  (m) Adjusted Charge Coverage. To maintain as of the end of each fiscal quarter on a consolidated basis for each period of four consecutive fiscal quarters an Adjusted Fixed Charge Coverage Ratio of not less than the ratio set forth below:

         For Fiscal
         Quarters Ending                         Maximum Ratio
         ---------------                         -------------

         On or after
         June 30, 1997
         and before
         October 3, 1997                         1.20 to 1

         On or after
         October 3, 1997
         and before
         April 3, 1998                           1.40 to 1

         On or after
         April 3, 1998
         and before
         October 2, 1998                         1.55 to 1

         On or after
         October 2, 1998
         and before
         April 2, 1999                           1.75 to 1

         On or after
         April 2, 1999                           1.90 to 1

As used herein, "Adjusted Fixed Charge Coverage Ratio" shall mean, for any period, the ratio of (a) the sum of (i) net income (or net loss), excluding any
(A) gains and losses, if any, from the sale of assets and (B) for the fiscal quarter ended June 27, 1997, extraordinary charges not to exceed Five Million One Hundred Thousand Dollars ($5,100,000) in the aggregate, (ii) interest expense, (iii) income taxes paid, (iv) depreciation expense and (v) amortization expense to (b) the sum of (i) interest expense and (ii) amortization of any discount applied in advancing any Total Funded Debt to Guarantor.

                  (n) Working Capital. To maintain, on a consolidated basis (exclusive of the Guarantor's insurance subsidiaries), a ratio of current assets to current liabilities, each determined in accordance with U.S. GAAP, of at least 1.05 to 1.

                  (o) Minimum Net Worth. To maintain on a consolidated basis as the end of the fiscal quarter a Consolidated Net Worth equal to or greater than the sum of (a) Thirty Seven Million Dollars ($37,000,000) plus (b) sixty percent (60%) of the sum of (i) Guarantor's net income for each fiscal quarter after the fiscal quarter ended June 27, 1997 in which Guarantor has a positive net income, plus (ii) income taxes and (iii) patronage dividends income for each fiscal quarter after the fiscal quarter ended June 27, 1997, less (c) income taxes.

                  (p) Minimum Net Worth and Subordinated Debt. To maintain, on a consolidated basis, the sum of Subordinated Debt plus Members' Equity in an amount equal to or greater than the sum of (a) Eighty Million Dollars ($80,000,000) plus (b) sixty percent (60%) of the sum of (i) Guarantor net income for each fiscal quarter after the fiscal quarter ended June 27, 1997 in which Guarantor has a positive net income, plus (ii) income taxes and (iii) patronage dividends income for each fiscal quarter after the fiscal quarter ended June 27, 1997, minus (c) Two Million Five Hundred Thousand Dollars ($2,500,000) in the event Guarantor repays to the Credit Providers in the aggregate, the principal sum of at least Five Million Dollars ($5,000,000) of the term loans under the Credit Agreement, less (d) income taxes.

                  (q) Member Notes Receivable Ratio. To maintain, on a consolidated basis, a Member Portfolio of not more than one hundred fifty percent (150%) of Consolidated Tangible Net Worth. As used herein, "Member Portfolio" shall mean the sum of (i) all Debt of members owning to Guarantor or any of its Subsidiaries which have not been sold; plus (ii) all investments by Guarantor or any of its Subsidiaries in Guarantor's members; plus (iii) Debt of members of Guarantor or any of its Subsidiaries which have been sold with recourse to Guarantor or any of its Subsidiaries. As used herein, "Consolidated Tangible Net Worth" shall mean, with respect to any Person, Consolidated Net Worth of such Person less (i) all assets which should be classified as intangible assets (such as good will, patents, trademarks, copyrights, franchises and covenants not to compete) and (ii) to the extent not already deducted from total assets, all reserves including those for deferred income taxes, depreciation, obsolescence or amortization of properties and (iii) all capital stock or other investments in any direct or indirect subsidiary other than in (x) any offshore investment subsidiary, or (y) a subsidiary having all or substantially all of its operations in the United States.

                  (r) Amendments to Private Placement; Prepayments of Private Placement. To promptly provide to Buyer a copy of each Private Placement Agreement now or hereafter executed by Guarantor and, as to any Private Placement Agreement not executed as of the date hereof, shall notify Buyer at least five (5) days in advance of the execution thereof. Guarantor will not agree to or permit to be made any amendment to nor request any waivers of the terms of any Private Placement Agreement if such an amendment or waiver to the terms of repayment thereof or to the terms of any promissory notes issued thereunder. Guarantor shall deliver to Buyer, prompt written notice and a copy of any anticipated amendment to or requested waiver of any financial covenants contained in or reduction in the commitment amounts under any private Placement Agreement, and shall deliver to Buyer a substantially contemporaneous confirming notice and a copy of any amendment or waiver actually made or granted. Guarantor shall not make any prepayments in respect of any Private Placement Agreement or any of the promissory notes issued pursuant thereto.

                  (s) Investments. To not and to cause each of its Subsidiaries (other than Grocers Insurance Company) to not make any loan or advance to any Person or purchase or otherwise acquire the capital stock, assets or obligations of, or any interest in, any Person, or contribute any assets to any Person except (a) commercial bank time deposits maturing within one year, (b) marketable general obligations of the United States or a State or marketable obligations fully guaranteed by the United States, and (c) short-term commercial paper with the highest rating of a generally recognized rating service.

                  (t) Accounting Change. To maintain a fiscal year ending on the Friday closest to the last day in September and shall not make any significant change in accounting policies or reporting practices other than changes required by U.S. GAAP or otherwise required by law.

                  (u) Liens and Sales. Not to and to cause each of its Subsidiaries not to create, assume or suffer to exist any Lien, security interest or other encumbrance except as granted in or permitted under the Credit Agreement (or Security Documents related thereto).

                  (v) Liquidation, Merger, Sale of Assets, Etc. To not liquidate, dissolve or enter into any merger, consolidation, joint venture, partnership or other combination nor sell, lease, dispose of such portion of its business or assets (excepting sales of goods in the ordinary course of business and sales of Loans under this Agreement) as constitutes a substantial portion thereof; provided, however, so long as no Termination Event or event which with the passage of time or the giving of notice or both would constitute a Termination Event shall have occurred and be continuing or will occur as a result of such merger or consolidation, Guarantor may merge or consolidate with any Person or sell all or substantially all of its business or assets to any other Person so long as (A) (1) Guarantor shall be the surviving or continuing corporation, or (2) if Guarantor shall not be the surviving or continuing corporation or shall sell substantially all of its assets to a Person, such surviving, continuing or purchasing Person shall be incorporated under the laws of the United States or any jurisdiction thereof and shall assume in writing all obligations of Guarantor under this Agreement, shall be eligible to borrow form NCB under the provisions of the Bank Act and shall satisfy the financial covenants set forth in Sections 7.03 (j) through (q) hereof, and (B) at the time of such consolidation, merger or sale and after giving effect thereto, no Termination Event shall have occurred and be continuing. Without limitation on the foregoing, the Guarantor, and its consolidated subsidiaries, will not during in any fiscal year consecutive calendar quarters sell in excess of 10% of their Consolidated Tangible Net Worth unless the proceeds of such sale or sales are reinvested within 12 months in assets to be owned and utilized by the Guarantor in the ordinary course of its business; provided, however, in determining compliance with the foregoing requirement, sales of the following assets will be disregarded: (i) individual assets having a book value of less than $250,000, not to exceed in the aggregate One Million Five Hundred Thousand Dollars ($1,500,000) in any fiscal year, (ii) promissory notes of Guarantor's members payable to Seller or Guarantor evidencing Debt incurred in connection with equipment, store or inventory financing provided by Seller or Guarantor to such members, where Guarantor or Seller, as applicable, receives from such sale an amount equal to the then existing outstanding principal balance of and accrued interest on such notes, and (iii) Excess Assets (as defined in the Credit Agreement), where the proceeds of such sale are applied to repay the term loans made pursuant to the Credit Agreement.

                  (w) Transactions with Affiliates. To not directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property) with any of Guarantor's Affiliates, on terms that are less favorable to Guarantor than those which might be obtained at the time from Persons who are not Affiliates.

                  (x) ERISA Compliance. To not and not allow any member of its Controlled Groups or any Plan of any of them to: (i) engage in any "prohibited transaction" as such term is defined in Section 4.06 or Section 2003 (a) of ERISA; (ii) incur any "accumulated funding deficiencies" (as such term is defined in

Section 3.02 of ERISA) whether or not waived; (iii) terminate any Pension Plan in a manner which could result in the imposition of a lien on any property of the Guarantor, or any member of its Controlled Group pursuant to Section 4068 of ERISA; or (iv) violate state or federal securities laws applicable to any Plan.

                  (y) Security Interest. To take all actions necessary or desirable, including filings of financing statements or continuation thereof, to perfect and maintain the perfection of Buyer's security interest in the Guaranty Collateral.

                  (z) Subordinate Position. To (i) make or own (including a participation) no loan to any Obligor or member of its Obligor Group unless such Obligor's or member's obligations, as the case may be, to repay such loan is subordinate to such Obligor's or member's obligation, as the case may be, to repay the Loan or Loans made to such Obligor and sold by Seller to Buyer under this Agreement and (ii) own no corporation or other business entity that makes loans to any Obligor or member of its Obligor Group if such Obligor's or members repayment obligation on such loan is senior to its payment obligation to the Loan or Loans made to Obligor or its member and sold to Buyer hereunder.

                  (aa) NCB Borrower Eligibility. To maintain its status as an "eligible" borrower under the provisions of the Bank Act.

                  The parties hereto acknowledge that the financial covenants set forth in Section 7.03 (j) - (q) and (u) above are intended to be substantially the same as those contained in the Credit Agreement. In the event that any of the related covenants in the Credit Agreement is amended, then any such amendment shall be deemed to be made and effective in this Agreement as of the date made and effective in the Credit Agreement. If at any time the Credit Agreement is terminated, the Buyer reserves the right to reassess and request an amendment to any of the above-referenced financial covenants herein (as the same may have been amended or deemed amended) that, in the Buyer's reasonable judgment, are necessary to protect the Buyer's interests in the Loans and under this Agreement.

                  SECTION 7.04      Grant of Security Interest.

                  (a) In order to secure Guarantor's obligations under the Guaranty, Guarantor hereby grants to Buyer a perfected security interest, subordinate to the security interests of the Credit Providers granted pursuant to and in accordance with the Credit Agreement and the Security Documents executed by Guarantor and certain of its Subsidiaries in connection therewith, in all of Guarantor's now owned or hereafter acquired goods and other personal property, including all tangible and intangible items and including without limitation the following (collectively, the "Guaranty Collateral"):

                  (i) Accounts, Contract Rights, Etc. All of Guarantor's right title and interest in (A) all accounts, (B) all contract rights, (C) all chattel paper, (D) all documents, documents of title, drafts, checks, acceptances, bonds, letters of credit, notes, instruments or other negotiable and non-negotiable instruments, bills of exchange, deposits, certificates of deposit, insurance policies and any other writings evidencing a monetary obligation or security interest in or a lease of personal property, (E) all licenses, leases, contracts or agreements, (F) all judgments, choses in action and general intangibles which represent the right to receive the payment of money or other considerations; and (G) all guarantees and other personal property securing the payment or performance of any of the foregoing;

                  (ii) Inventory, Etc. All of Guarantor's right, title and interest in inventory and stock in trade of Guarantor including without limitation raw materials, work in progress, materials used or consumed in Guarantor's business, finished goods, returned goods and goods traded in;

                  (iii) Promissory Notes. Those certain promissory notes and obligations to pay identified on Schedule IV hereto, together with all other obligations, now or hereafter arising, of members of Guarantor for the repayment of loans or advances made by Guarantor to such members, together with all rights of Guarantor, now or hereafter existing, in and to all security agreements, mortgages, deeds of trust, pledge agreements and other contracts securing or otherwise supporting the repayment of such member's promissory notes and obligations;

                  (iv) Equipment, Etc. All of Guarantor's right, title and interest in equipment, supplies, fittings, furnishings, and other items of any kind ordered, obtained, or possessed by Guarantor or for its account whether held by Guarantor, by sellers under any contracts for the purchase of equipment or by others, whether completed or under construction, together with any product into which such equipment may be processed, manufactured or assembled and together with all additions and substitutions for such equipment and all parts, instruments, accessories, alterations, modifications, replacements, additions, fitting and accessions to said equipment, including all supplies, operating manuals, plans, specifications, improvements and tools therefor or thereto;

                  (v) Fixtures. All of Guarantor's right, title and interest in and to all fixtures affixed to or to become affixed to any real property owned, leased or operated by Guarantor or otherwise used in connection with the business or operations of;

                  (vi) General Intangibles. All of Guarantor's general intangibles now or hereafter acquired of whatever nature and however evidenced, including without limitation all judgments, choses in action, patents, trademarks, trade names, service marks, licenses, copyrights and other intellectual property whether registered or not, and whether or not used or to be used by Guarantor, including, with respect to all of said property, without limitation, all rights corresponding thereunder throughout the world, all renewals thereof, all license royalties with respect thereto, all claims for damages, profits and proceeds by reason of past, present and future infringements, and all rights to sue therefor;

                  (vii) Insurance. All insurances, including without limitation: (A) all insurances now or hereafter in effect with respect to the equipment specified in subsection (iv) above, the fixtures specified in subsection (v) above, the inventory specified in subsection (ii) above, proceeds of such inventory, or any other real or personal property, (B) all claims and all returns of premiums, dues, calls, and assessments that are not immediately applied to premiums, dues, calls and assessments that accrue from time to time, and all other sums or claims for sums due or to become due under the foregoing insurances and (C) all right, title, and interest in, to, or under the foregoing;

                  (viii) Documents and Deposits. All of Guarantor's right, title, and interest in and to books, correspondence, credit files, records, invoices, and other documents including without limitation all tapes, disks, cards, computer runs and other papers or documents in the possession or control of Guarantor; and all balances, credits, deposits, accounts or monies of or in the name of Guarantor in the possession or control of, or in transit to, the Buyer;

                  (ix) Investment Property. All of Guarantor's right, title and interest in investment property, including without limitation, all stocks, bonds, debentures, notes, bills, certificates, options, rights, shares or other securities now or hereafter owned or acquired, all dividends or distributions in respect thereof and all brokerage or commodities accounts; and

                  (x) Proceeds and Products. All proceeds of any and all of the foregoing Guaranty Collateral and, to the extent not otherwise included, all rents, royalties and payments under insurance, indemnity, warranty or guaranty, payable by reason of loss, damage, or otherwise, with respect to any of the foregoing Guaranty Collateral.

                  (b) The parties to this Agreement intend that this Agreement shall constitute a security agreement under applicable law with respect to the Guarantor's grant of a security interest in the Guaranty Collateral.

                  (c) The parties hereto further acknowledge that the security interest granted by Guarantor pursuant to subsection (c) of this Section 7.04 will also secure Guarantor's obligations under the Holdback Guaranty and the New Origination Guaranty.

                              [End of ARTICLE VII]

                                  ARTICLE VIII

                    SELLER OBLIGATIONS AND REPURCHASE OPTIONS
                    -----------------------------------------

                  SECTION 8.01 Purchase of Interest Rate Protection. Seller hereby agrees to provide interest rate protection for Buyer, in the form of a swap agreement, hedge, cap, guaranteed rate contract or other similar device or agreement (each, an "Interest Rate Agreement"), or any combination of the foregoing, or any other plan acceptable to Buyer (an "Interest Rate Protection Plan"), if, for any three (3) consecutive months during the term of this Agreement, the Prime Rate in effect on the LIBOR Determination Date for each such month is equal to or less than the sum of the LIBOR on such Date and 200 basis points. An Interest Rate Agreement, if any, must satisfy the following requirements: (i) have a term of 36 months (or such fewer number of months as remain in the term of this Agreement); (ii) be provided by a party or parties who is or are either rated "A" or higher by a Rating Agency or acceptable to Buyer; (iii) be accompanied by an opinion of counsel to provider to the effect that the Interest Rate Agreement is a legal, valid and binding Agreement of provider, enforceable in accordance with its terms; (iv) provide for an interest payment during each Interest Accrual Period at least equal to the related LIBOR plus 200 basis points; and (v) be delivered by the Payment Date in the month immediately following the month in which the requirement of this Section 8.01 takes effect. An Interest Rate Protection Plan must be coterminous with this Agreement.

                  SECTION 8.02 Optional Repurchase of Defaulted Loans and after Obligor Default. In addition to the other repurchase obligations contained herein, Seller will have the option to repurchase any Loan sold by Seller to Buyer if (i) such Loan is a Defaulted Loan or (ii) an Obligor Default has occurred and has then been continuing for at least thirty (30) days or (iii) Buyer has received notice of any adverse event as described in Section 6.01 (f) hereof. Such Loan shall be repurchased by Seller from Buyer by the last day of the Due Period during which Seller receives notice of any such Defaulted Loan or the occurrence and continuation of an Obligor Default or notice of adverse event, as the case may be. Such repurchase shall be accomplished on the same terms as set forth in Section 2.01 (e) and at the Repurchase Amount.

                  SECTION 8.03 Minimal Balances. On any Payment Date, Seller may elect to repurchase all Loans for their aggregate Principal Balance, if as of such Payment Date, the aggregate Principal Balance is less than five percent (5%) of the Maximum Purchase Amount. If Seller elects to repurchase the Loans pursuant to this Section 8.03, Seller shall provide Buyer with thirty (30) days prior written notice. The Repurchase Amount shall be paid by Seller to Buyer in immediately available funds prior to 12:00 noon, Washington, D.C. time. Any resale of a Loan and related Property pursuant to this Section 8.03 shall be without recourse or warranty of any kind except that Buyer shall be deemed to have warranted that such Loans and related Property are free and clear of all liens or claims resulting from or arising out of its acts or omissions (other than acts of Buyer resulting from Seller's failure to perform as required by this Agreement) or claims of Buyer's creditors.

                  SECTION 8.04 Retransfer of Loans. Immediately upon the payment of the required Repurchase Amount, all right, title and interest in the Loans being repurchased shall pass to Seller and such Loans shall cease to be "Loans" for all purposes of this Agreement. Any resale of a Loan and related Property pursuant to the terms of this Article VIII shall constitute the simultaneous resale by Buyer and repurchase by Seller of all Loans and related Property.

                              [End of Article VIII]

                                   ARTICLE IX

                               TERMINATION EVENTS
                               ------------------

                  SECTION 9.01 Termination Events. The occurrence of any of the following events shall constitute a "Termination Event" hereunder.

                  (a) Breach of Covenant. Seller shall fail to perform or observe any covenant, obligation or term of Articles VI or X or of Section 2.01
(e), 2.02, 3.02, 4.05 or 8.01 of this Agreement and, except in the case of a breach of Section 6.01 (c) or Section 6.01 (f) (iii), (iv) or (v), such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to Seller by Buyer; or

                  (b) Guarantor Defaults. Guarantor shall fail (i) to make any payments due under the Guaranty, Repurchase Guaranty, Holdback Guaranty or New Origination Guaranty and such failure shall continue unremedied for five (5) Business Days after written notice thereof shall have been given to Guarantor by Buyer and (ii) to perform or observe any other obligation, covenant or term of
Article VII of this Agreement and such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to Guarantor by Buyer; or

                  (c) Voluntary Bankruptcy, Etc. Either Seller, Guarantor or any Subsidiary or Affiliate of Seller or Guarantor shall: (1) file a petition seeking relief for itself under Title 11 of the United States Code, as now constituted or hereafter amended, or file an answer consenting to, admitting the material allegations of or otherwise not controverting, or fail timely to controvert a petition filed against it seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended; or (2) file such petition or answer with respect to relief under the provisions of any other now existing or future applicable bankruptcy, insolvency, or other similar law of the United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors; or

                  (d) Involuntary Bankruptcy, Etc. An order for relief shall be entered against either Seller, Guarantor or any Subsidiary or Affiliate of Seller or Guarantor under Title 11 of the United States Code, as now constituted or hereafter amended, which order is not stayed; or upon the entry of an order, judgment or decree by operation of law or by a court having jurisdiction in the premises which is not stayed adjudging it a bankrupt or insolvent under, or ordering relief against it under, or approving as properly filed a petition seeking relief against it under the provisions of any other now existing or future applicable bankruptcy, insolvency or other similar law of the

United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or any arrangement, composition, extension or adjustment with creditors, or appointing a receiver, liquidator, assignee, sequestrator, trustee or custodian of Seller, Guarantor or any Affiliate or Subsidiary of Seller or Guarantor, or of any substantial part of the property of Seller, Guarantor, or any Affiliate or Subsidiary, as the case may be, or ordering the reorganization, winding-up or liquidation of its affairs, or upon the expiration of one hundred twenty (120) days after the filing of any involuntary petition against it seeking any of the relief specified in Section 9.01 (c) or this Section 9.01 (d) without the petition being dismissed prior to that time; or

                  (e) Insolvency, Etc. Either Seller, Guarantor or any Affiliate or Subsidiary of Seller or Guarantor shall (i) make a general assignment for the benefit of its creditors or (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, or custodian of all or a substantial part of the property of Seller, Guarantor, or any Affiliate or Subsidiary, as the case may be, or (iii) admit its insolvency or liability to pay its debts generally as they become due, or (iv) fail generally to pay its debts as they become due, or (v) take any action (or suffer any action to be taken by its directors or shareholders) looking to the dissolution or liquidation of Seller, Guarantor, or any Affiliate or Subsidiary, as the case may be; or

                  (f) ERISA. Seller, Guarantor, any Subsidiary of Guarantor, or any member of the Controlled Group shall fail to pay when due an amount aggregating in excess of One Million Dollars ($1,000,000) which it shall have become liable to pay to the PBGC or to a Plan under Section 515 of ERISA or Title IV of ERISA; or notice of intent to terminate a Plan or Plans (other than a multi-employer plan, as defined in Section 4001(3) or ERISA), having aggregate Unfunded Vested Liabilities in excess of One Million Dollars ($1,000,000) shall be filed under Title IV of ERISA by Seller, Guarantor or any Subsidiary of Guarantor, as the case may be, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate any such Plan or Plans; or

                  (g) Cross-default. Seller, Guarantor or any Subsidiary of Seller or Guarantor shall fail (i) to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any Debt in excess of One Million Dollars ($1,000,000) or any interest or premium thereon and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or (ii) to perform any term or covenant on its part to be performed under any agreement or instrument relating to any such Debt and required to be performed and such failure shall continue after the applicable grace period, if any, specified in

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such agreement or instrument, if the effect of such failure to perform is to accelerate or to legally and in accordance with the applicable documents permit the acceleration of the maturity of such Debt; or

                  (h) Material Adverse Changes; Extraordinary Situation. An event shall occur which results in a material adverse change in Seller's or Guarantor's financial condition or operations or an extraordinary situation shall occur which gives the Buyer reasonable grounds to believe that Seller or Guarantor may not, or will be unable to, perform or observe in the normal course its obligations under this Agreement; or

                  (i) Judgment. A final judgment or order for the payment of money in excess of One Million Dollars ($1,000,000) or its equivalent in another currency shall be rendered against Seller or Guarantor or any Subsidiary of Seller or Guarantor and such judgment or order shall continue unsatisfied and in effect for a period of thirty (30) consecutive days; or

                  (j) Change in Control. Except as permitted under Section 6.01
(i) or 7.03 (v) hereof, any person, or group of persons directly or indirectly under common control, shall obtain in excess of fifty percent (50%) of the outstanding voting stock of Seller or Guarantor.

                  SECTION 9.02 Consequences of Termination Event. If any Termination Event shall occur and be continuing, then in any such case and at any time thereafter so long as any such Termination Event shall be continuing, Buyer may, at its option, immediately terminate Buyer's commitment to make Incremental Purchases or to accept Renewal Notes hereunder.

                  In addition, upon the occurrence of any Termination Event specified in (c), (d) or (e) of Section 9.01, subject to the provisions of
Section 10.15, this Agreement shall automatically and immediately terminate.

                  Thereafter, and before exercising any other remedies provided herein or by applicable law, Buyer may, at its option, require that Seller repurchase all Loans and related Property Notes for the Repurchase Amount within two (2) Business Days of receipt of notice from Buyer of its election to cause the repurchase of all Loans. In addition, Buyer may pursue all other rights and remedies available herein and by applicable law including, without limitation, its rights to pursue collection from Seller in an amount equal to the Repurchase Amount.

                  SECTION 9.03 Remedies of a Secured Party. Following the occurrence of a Termination Event, Buyer shall have all remedies provided by law and without limiting the generality of the foregoing shall have the following remedies: (a) the remedies of a secured party under the Uniform Commercial Code;
(b) the right to make notification and pursue collection or, at Buyer's option, to sell all or any part of the Loans and related

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Property; (c) the right to exercise all of owner's or secured party's rights under the Loans and related Property; and (d) to the extent that notice shall be required by law to be given, Seller agrees that a period of twenty (20) days from the time the notice is sent shall be a reasonable period of notification of a sale or other, disposition of the Loans and related Property.

                               [End of Article IX]





































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                                    ARTICLE X

                                  MISCELLANEOUS
                                  -------------

                  SECTION 10.01 Further Assurances. Each party hereto agrees to execute and deliver to the other party and to perform all such other acts as the other party may reasonably request to carry out the transactions contemplated by this Agreement without limiting the foregoing, Buyer agrees to endorse without recourse the Note related to any Loan being resold to Seller pursuant to Articles II, IV or VIII, and to execute assignments and related Uniform Commercial Code financing statements to evidence the assignment of the Related Documents to Seller.

                  SECTION 10.02 Indemnities. (a) Seller and Guarantor will defend and hereby indemnify Buyer and its successors, assigns, servants and agents (hereinafter "Indemnities") against and agree to protect, save and keep harmless and make whole each thereof, from any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs (including any net increase in the tax liability of an Indemnitee resulting from its receipt of indemnity payments made under this Section 10.02), expenses and disbursements, including reasonable attorneys' fees, of whatsoever kind and nature imposed on, incurred by or asserted against any Indemnitee in any way relating to or arising out of (i) this Agreement or any of the documents entered into in connection herewith; (ii) Buyer's interest in the Loans or related Property purchased or accepted hereunder or the enforcement of any claims thereunder; (iii) any claim made by any Obligor, or any other party, related to the Loans or related Property purchased or accepted hereunder, or the administration of the transactions evidenced by such Loans and related Property or related to any other transactions between the Obligors or their affiliates and Seller or its affiliates; or (iv) any environmental claim or liability relating to any real property securing any Loans.

                  (b) The foregoing indemnities with regard to any particular Indemnitee shall not extend to any liability, obligation, loss, damage, penalty, claim, action, suit, cost, expense or disbursement (i) that results from the willful misconduct or gross negligence of such Indemnitee or from any breach of any representation or warranty made by such Indemnitee herein; (ii) that constitutes any tax based on any Indemnitee's net income, items of tax preference or gross receipts (except with respect to indemnity payments hereunder); or (iii) that consists of the failure of any Obligor to pay its obligations under the Notes as they become due unless such failure results from a claim of such Obligor against Seller, Guarantor, or any Subsidiary or Affiliate of any of them, or Buyer otherwise indemnified against hereunder. Any indemnity payments required under this Section 10.02 shall be paid within thirty
(30) days following notice thereof from the Indemnitee to Seller or Guarantor, as applicable, (which notice shall describe in

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
reasonable detail the matter with respect to which indemnification is required and shall set forth the computation used in determining the amount of the indemnity payment). All of the rights and privileges of each Indemnitee under this Section 10.02, and the rights, privileges and obligations of Seller or Guarantor, as applicable hereunder, shall survive the expiration or other termination of this Agreement.

                  SECTION 10.03 No Waiver: Remedies Cumulative. No failure by Seller, Guarantor or Buyer to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The rights and remedies provided herein are cumulative and not exclusive of any right or remedy provided by law.

                  SECTION 10.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  SECTION 10.05 Consent to Jurisdiction: Waiver of Immunities. Buyer, Guarantor and Seller hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the District of Columbia or the State of Oregon in any action or proceeding brought to enforce or otherwise arising out of or relating to this Agreement or any Assignment and irrevocably waive to the fullest extent permitted by law any objection which they may now or hereafter have to the laying of venue in any such action or proceeding in any such forum, and hereby further irrevocably waive any claim that any such forum is an inconvenient forum. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

                  SECTION 10.06 Notices. All notices and other communications provided for in this Agreement shall be in writing or (unless otherwise specified) by telex, telegram or cable and shall be sent for next Business Day delivery to each party at the address set forth under its name on the signature page hereof, or at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise specified, all such notices and communications if duly given or made shall be effective upon receipt.

                  SECTION 10.07 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective Successors and assigns. Notwithstanding the foregoing, neither Seller nor Guarantor may assign or otherwise transfer all or any part of its rights or obligations hereunder without the prior written consent of the other parties, and any such assignment or transfer purported to be made without such consent shall be ineffective. Buyer may not at any time sell,

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
assign or transfer its rights hereunder or the participations therein without the consent of Seller, except that by executing this Agreement, Seller and Guarantor shall be deemed to have consented to the sale and assignment of the Loans and Related Property to NCB Retail Finance Corporation or other special purpose vehicle established by Buyer.

                  SECTION 10.08 Capital Markets Funding. Seller and Guarantor hereby agree to cooperate with Buyer in making such modifications to this Agreement and the Related Documents, in executing such other documents and certificates, in causing to be prepared and delivered such opinions, certificates, financial reports and letters, and in taking such other actions, including changing accounting firms, as are reasonably necessary to achieve capital markets funding of the Loans and Related Property or to improve the execution of such funding.

                  SECTION 10.09 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

                  SECTION 10.10 Attorney's Fees. In the event it is necessary for any party hereto or its Successors or assigns to institute suit in connection with this Agreement or the breach thereof, the prevailing party in such suit shall be entitled to reimbursement for its reasonable costs, expenses and attorney's fees incurred including fees incurred on any appeal.

                  SECTION 10.11 Setoff. In addition to any rights now or hereafter granted under applicable law, upon the occurrence of any Termination Event, Buyer is hereby authorized by Seller and Guarantor at any time, without notice to Seller and Guarantor, as the case may be, to set off and to appropriate and to apply to the amounts then owed by Seller or Guarantor, as the case may be, hereunder to Buyer any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by Buyer to Seller or Guarantor, as the case may be.

                  SECTION 10.12 Limitation on Third Party Beneficiaries. No provision, warranty, representation, or agreement herein, whether express or implied, is intended to or shall be construed as conferring upon any Person not a party hereto (including, without limitation, any Obligor) any rights or remedies whatsoever; provided, however, that in the event of a sale of Loans by Buyer pursuant to Section 10.07 or a securitization pursuant to Section 10.08, the purchaser or purchasers of the

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
Loans (or beneficial interests therein) are acknowledged by Seller and Guarantor to be third party beneficiaries of this Agreement.

                  SECTION 10.13 Entire Agreement; Amendment. This Agreement comprises the entire agreement of the parties and may not be amended or modified except by written agreement of Buyer, Guarantor and Seller. No provision of this Agreement may be waived except in writing and then only in the specific instance and for the specific purpose for which given.

                  SECTION 10.14 Headings. The headings of the various provisions of this Agreement are for convenience of reference only, do not constitute a part hereof, and shall not affect the meaning or construction of any provision hereof.

                  SECTION 10.15 Term of Agreement. This Agreement shall terminate upon the earlier to occur of (i) the reduction of the aggregate Principal Balance of the Loans (including Liquidated Loans as to which there remain unpaid Liquidation Losses) to zero or (ii) the date on which this Agreement is automatically terminated following the occurrence of any of the specified Termination Events pursuant to Section 9.02; provided, however, that
(a) the rights accrued to Buyer prior to such termination, (b) the obligations of the Guarantor under this Agreement, and (c) the indemnification provisions set forth in Section 10.02 shall be continuing and shall survive any termination of this Agreement.

                  SECTION 10.16 Counterparts. This Agreement may be executed in any number of identical counterparts, any set of which signed by all parties hereto shall be deemed to constitute a complete, executed original for all purposes.

                               [End of Article X]
















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
         IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Loan Purchase Agreement (Existing Program) to be executed by their respective officers or agents thereunto duly authorized as of the date first above written.

                                  UNITED RESOURCES, INC., as Seller

                                  By:/s/George p. Fleming
                                     ----------------------------
                                           Its  President

                                  By:/s/Mark Tweedie
                                     ----------------------------
                                           Its  Asst Secretary

                                  Notice Address:
                                           6433 S.E. Lake Road
                                           Portland, Oregon 97222
                                           Attention: President

                                  UNITED GROCERS, INC., as Guarantor

                                  By:/s/Charles E. Carlbom
                                     ----------------------------
                                           Its  President & CEO

                                  By:/s/Mark Tweedie
                                     ----------------------------
                                           Its  Vice President

                                  Notice Address:
                                           6433 S.E. Lake Road
                                           Portland, Oregon 97222
                                           Attention: President

                                  NATIONAL CONSUMER COOPERATIVE BANK, as Buyer

                                  By:/s/Tom Sewell
                                     ----------------------------
                                           Its  V.P.

                                  By:
                                     ----------------------------
                                           Its

                                  Notice Address:
                                           1401 Eye Street, N.W.
                                           Suite 700
                                           Washington, D.C. 20005



































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

                     LOAN ORIGINATION AND PURCHASE AGREEMENT
                           DATED AS OF JANUARY 30,1998
                                   EXHIBIT ( )
                      SELLER AND GUARANTOR CORPORATE NAMES

GUARANTOR
         UNITED GROCERS, INC.

SELLER
         UNITED RESOURCES, INC.
                  dba in Washington:               UNITED RESOURCES OREGON, INC.
                  Dba in California                OREGON UNITED RESOURCES, INC.